Exhibit 10.16

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROAN RESOURCES LLC

a Delaware limited liability company

August 31, 2017

THE MEMBER INTERESTS (AS DEFINED HEREIN) AND ASSOCIATED UNITS (AS DEFINED HEREIN) EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH MEMBER INTERESTS AND ASSOCIATED UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH MEMBER INTERESTS AND ASSOCIATED UNITS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF MEMBER INTERESTS AND ASSOCIATED UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

Section 12.5	Amendment	48
Section 12.6	Parties in Interest	48
Section 12.7	Binding Effect	48
Section 12.8	Confidentiality	48
Section 12.9	Publicity	49
Section 12.10	Preparation of Agreement	49
Section 12.11	Severability	49
Section 12.12	Non-Compensatory Damages	49

APPENDICES

Appendix I	Definitions
Appendix II	Member Schedule
Appendix III	Initial Managers
Appendix IV	Initial Operating Committee Members
Appendix V	Initial Powers of Officers

EXHIBITS

Exhibit A	Formation Certificate
Exhibit B	Area of Mutual Interest
Exhibit C	Initial Strategic Plan
Exhibit D	Form of Addendum Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROAN RESOURCES LLC

a Delaware limited liability company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) of ROAN RESOURCES LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), is made and entered into as of August 31, 2017 (the “Execution Date”), by and between each of the Persons (as hereinafter defined) listed on Appendix II.

RECITALS

WHEREAS, on May 30, 2017 (the “Formation Date”), the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Formation Certificate”) with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act, and on June 27, 2017, the sole member of the Company entered into the Limited Liability Company Agreement of the Company (the “Original LLC Agreement”);

WHEREAS, on June 27, 2017, Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Linn Operating, LLC, a Delaware limited liability company (“LOI” and, together with LEH, “Linn”), Citizen Energy II, LLC, an Oklahoma limited liability company (“Citizen” and, together with Linn, the “Parties”), and the Company entered into that certain Contribution Agreement (as the same may be amended, modified or supplemented from time to time, the “Contribution Agreement”), pursuant to which, among other things, the Members agreed to contribute certain assets set forth therein to the Company in exchange for the Member Interests set forth herein; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement (such consummation, the “Closing”), the Parties desire to amend and restate the Original LLC Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Execution Date, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the recitals to this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibit, Appendix, Article, Section, subsection and other subdivision of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Each accounting term not defined herein shall have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached hereto and incorporated by reference herein. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

ARTICLE 2

ORGANIZATION

Section 2.1 Formation. The Company was formed as a Delaware limited liability company on the Formation Date by the filing of the Formation Certificate with the Secretary of State of the State of Delaware. A copy of the Formation Certificate is attached hereto as Exhibit A. The Parties desire to continue the Company for the purposes and upon the terms and conditions set forth herein.

Section 2.2 Name. The name of the Company is “Roan Resources LLC” and all business of the Company shall be conducted under such name or under any other name approved by the Board.

Section 2.3 Term. The Company commenced on the Formation Date and shall continue until dissolved in accordance with the provisions of the Delaware Act and this Agreement.

Section 2.4 Registered Agent. The Company’s initial registered office in the State of Delaware shall be located at 1675 South State Street, Suite B, Dover, Kent County, Delaware 19901. The registered agent at such address is Capitol Services, Inc. The Board may change the Company’s registered agent and registered office in the State of Delaware from time to time.

Section 2.5 Principal Office. The Company’s initial principal office shall be determined by the Board. The Company’s principal office, which need not be in Delaware, may be changed with the approval of the Board from time to time. The Company may have such other places of business as the Board may designate.

Section 2.6 Business and Purpose; Power. The business and purpose of the Company is to (a) acquire, explore and develop oil and gas interests in the area set forth on Exhibit B (the “AMI”), (b) produce and sell oil and gas therefrom, and (c) engage in and carry on any lawful business, purpose or activity ancillary or related thereto allowed under the Delaware Act. The Company shall possess and may exercise all of the powers and privileges under the Delaware Act or by any other applicable Law and may perform all things necessary or incidental to, or connected with or growing out of, those activities in accordance with this Agreement.

Section 2.7 Qualifications in Other Jurisdictions. The officers of the Company (each an “Officer” and collectively, the “Officers”) shall cause the Company to be qualified, formed or registered under assumed or fictitious name or similar Laws as may be required under applicable Law in any jurisdiction in which the Company transacts business. The Officers shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and/or terminate the Company as a foreign entity in all such jurisdictions in which the Company may conduct business; provided that no Member shall be required to submit to the personal jurisdiction of any such foreign jurisdiction in connection therewith.

Section 2.8 No State Law Partnership. The Members intend that (a) the Company shall not constitute a partnership (including a limited partnership) or joint venture, (b) that no Member constitutes an agent, partner or joint venturer of any other Member for any purposes other than United States federal, state and local income tax purposes, if applicable, and (c) this Agreement shall not create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or any of its Subsidiaries or to any other Member and, in each case, this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 2.9 Other Business Pursuits; Competing Investments.

(a) Each Member acknowledges and agrees that, subject to Sections 2.9(b) and 12.9, but otherwise to the fullest extent permitted by Law, (i) each other Member and such other Member’s Affiliates (each, a “Competing Person”) may engage or invest in, and devote their time to, such other business ventures, opportunities or activities as such Competing Persons may choose, whether or not any such venture, opportunity or activity is considered competitive with any of the Company Entities or their respective businesses and whether or not any Company Entity, each other Member or such other Member’s Affiliates participate in any such venture, opportunity or activity without providing the applicable Company Entity, each other Member or such other Member’s Affiliates the right to participate in such other venture, opportunity or activity (such rights of the Competing Persons, collectively, the “Right to Compete”), (ii) none of the Company Entities, any Member nor any Member’s Affiliates shall have any right by virtue of this Agreement or the relationship created hereby in or to any such other venture, opportunity or activity (or to the income or proceeds derived therefrom), notwithstanding any duty (fiduciary or otherwise) existing at Law or in equity, and (iii) the pursuit of any such other venture, opportunity or activity shall not be deemed wrongful or improper or a violation of this Agreement or of any duty (fiduciary or otherwise) existing at Law or in equity. Subject to Section 2.9(b), the Right to Compete of each Competing Person shall not require notice to, approval from or any other sharing with any other Member or Company Entity. Subject to Sections 2.9(b) and 12.9, but otherwise to the fullest extent permitted by Law, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such other venture, opportunity or activity in which any Competing Person may engage or invest or to which any Competing Person may devote its time. Notwithstanding the foregoing, title to the Assets shall be deemed to be owned by the Company (or any of its Subsidiaries) as an entity, and no Member, Manager or Officer or any other Subsidiary of the Company shall have any ownership interest in such Assets, and no Competing Person shall have any authority or otherwise be entitled to use any Asset in exercising the Right to Compete of such Competing Person.

(b) Notwithstanding Section 2.9(a), until an IPO or Breakup, none of the Members, any of their respective Affiliates or Subsidiaries, or any of their respective direct or indirect Transferees, may make any debt, equity or other investment in, or directly or indirectly control, own an economic interest in, or directly or indirectly operate or otherwise participate in the management of, any upstream oil or gas assets (excluding minerals or royalties) within the AMI (for the avoidance of doubt, excluding Midstream Assets) without first presenting in writing such investment opportunity to the Board (a “Competing Opportunity Notice”) and allowing the Company an opportunity to participate in such investment opportunity for the benefit of the Company on economic and ownership terms materially no less favorable than those available to such Person; provided, that this Section 2.9(b) shall not apply to (i) curative acquisitions by a Member or its Affiliates pursuant to and in accordance with the Contribution Agreement, or (ii) the acquisition or ownership, directly or indirectly, of less than 10% of the voting securities of a publicly traded Person. Subject to Section 4.3(c), if a majority of the Managers that were not designated by the Member(s) delivering the Competing Opportunity Notice do not provide their consent to invest in such investment opportunity, which consent may be withheld in their sole discretion, within 30 days of receiving a Competitive Opportunity Notice, or the Company does not close such investment within 90 days upon receipt of such Competitive Opportunity Notice, then such Party shall have an additional 90 days to invest in such project on its own or with others on terms no less favorable than those presented to the Company. After such 90-day period, any proposed investment shall once again be subject to the terms and conditions of this Section 2.9(b) to the extent provided herein.

ARTICLE 3

CAPITALIZATION; UNITS

Section 3.1 Member Interests.

(a) At Closing, LEH will hold a Member Interest evidenced by the number of Units set forth opposite its name on Appendix II, which will result in LEH having the Percentage Interest in the Company as of the Closing set forth opposite its name on Appendix II.

(b) At Closing, Citizen will hold a Member Interest evidenced by the number of Units set forth opposite its name on Appendix II, which will result in Citizen having the Percentage Interest in the Company as of the Closing set forth opposite its name on Appendix II.

Section 3.2 Units. The Member Interests in the Company are divided into units (the “Units”). The Company has authorized an aggregate of up to 10,000,000,000 Units that may be held by the Members (the “Authorized Units”). The Units that are held by the Members as of the Closing are as set forth on the Member Schedule attached as Appendix II. For the avoidance of doubt, fractional Units shall be permitted to be held by the Members under this Agreement. The Units shall not be certificated.

Section 3.3 Capital Contributions.

(a) Initial Capital Contributions by Linn Parties and Citizen Parties. Pursuant to the Contribution Agreement and in exchange for their respective initial Member Interests, (i) Linn has made an initial Capital Contribution to the Company of the Linn Assets, and (ii) Citizen has made an initial Capital Contribution to the Company of the Citizen Assets.

(b) Additional Member Capital Contributions. Except as may be required by the most recent Annual Plan approved by the Board or pursuant to Section 9.1(d)(iv), no Member shall be obligated to make or commit to make any Capital Contributions to the Company without its prior written consent. From time to time, the Members may, but shall not be obligated to, make other additional Capital Contributions in amounts that the Board may request in writing pursuant to any formal action by the Board to request such contributions in the manner set forth in Section 4.3(a)(v), and in connection with any Capital Contributions so made, the Company shall issue Units to the Members in respect thereof in accordance with Section 3.2. Any such additional Capital Contributions shall be made in proportion to each Member’s respective Percentage Interests. To the extent one or more Members do not make additional Capital Contributions pursuant to this Section 3.3(b), or such additional Capital Contributions are not made in proportion to such Member’s respective Percentage Interests (in each case, other than in the event of a Default as provided in Section 3.4), then each Member’s Percentage Interest shall be adjusted based on the Units issued in exchange for such Capital Contributions and the application of the formula contained in the definition of “Percentage Interest” set forth herein.

(c) Loans by Members. No Member, as such, shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable Law or the express provisions of this Agreement. Any Member may make loans to the Company on terms approved by the Board, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.

Section 3.4 Defaults.

(a) In the event that a Member provides its written consent to make a Capital Contribution in accordance with Section 3.3(b) or is required to make a Capital Contribution pursuant to Section 9.1(d)(iv) (each, a “Supplemental Capital Contribution”) or has otherwise committed to make a Capital Contribution under an Annual Plan (each, a “Planned Capital

Contribution”) but fails to make such Capital Contribution to the Company in full when due in accordance with the terms of this Agreement and such failure is not cured within 15 Business Days of such Member’s receipt of written notice from the Company in respect thereof (such event a “Default” and such Member a “Defaulting Member”), then the amount of the Capital Contribution that is in default (“Defaulted Commitment”) shall accrue interest at the Default Rate from the date due until the earlier of (i) the date such Member pays the full amount of the Defaulted Commitment or (ii) the date Default Loans are made to such Member as provided herein (following which time such Default Loans shall bear interest in the manner described below). A Default by a Member shall be deemed to also be a Default by any other Members that are Affiliates of such Defaulting Member.

(b) If a Member commits a Default, and such Default is not cured within 15 Business Days of the written notice of the Default to such Member, then distributions that would be made to such Defaulting Member in accordance with this Agreement shall be withheld by the Company for the purpose of offsetting the Defaulting Member’s Defaulted Commitment until all amounts owed by the Defaulting Member are paid in full.

(c) The Company may, in its sole discretion, upon at least 10 Business Days’ notice, request each non-defaulting Member to advance to the Company its respective pro rata portion of a Defaulted Commitment. Any advance made by a non-defaulting Member (“Advancing Member”) shall constitute a loan (“Default Loan”) from the Advancing Member to the Defaulting Member, the proceeds of which shall be used to pay the amount of the Defaulted Commitment. Any Default Loan shall be payable on demand by the Defaulting Member and accrue interest at the Default Rate. Any Default Loan made by a Member shall have the effect of reducing any future Capital Contributions required to be made by such Member under this Agreement to the extent that the Default Loan has not been repaid in accordance with Section 3.4(d).

(d) The Company shall pay and distribute all amounts that the Company would otherwise distribute to a Defaulting Member as follows and in the following order of priority: (i) first, to the Company to pay the costs and expenses incurred as a result of the Default; (ii) second, to the Advancing Members to repay any related Default Loans, with interest; (iii) third, to the Company to pay interest accrued on the amount in default pursuant to Section 3.4(a); (iv) fourth, to the Company to pay the amount in default (to the extent it has not been paid out of the proceeds of a Default Loan); and (v) fifth, to the Defaulting Member (to the extent of any remaining amounts). All payments made pursuant to this Section 3.4(d) shall be deemed for all purposes of this Agreement to have been distributed or paid to the Defaulting Member.

(e) In addition to the remedies described above, in the event of a Default with respect to a Planned Capital Contribution, the Company may, in its sole discretion, upon at least 10 Business Days’ notice, request each non-defaulting Member to make an additional Capital Contribution in an amount equal to its respective pro rata portion of the Defaulted Commitment. To the extent one or more Members make additional Capital Contributions pursuant to this Section 3.3(e), then each Member’s Percentage Interest shall be adjusted based on the Units issued in exchange for such Capital Contributions and the application of the formula contained in the definition of “Percentage Interest” set forth herein. Also, while in Default of a Planned

Capital Contribution, the Defaulting Member shall not be entitled to vote its Member Interest on matters pertaining to the Company, any Manager designated by such Defaulting Member shall not have the right to vote on, and such Manager’s vote shall not be required for, any Board action and such Manager’s presence shall not be required for purposes of determining the presence of a quorum, until all amounts owed by the Defaulting Member are paid in full.

(f) The remedies provided for in this Section 3.4 are not exclusive, but are cumulative and in addition to any other rights or remedies the Company or the non-defaulting Members may have at law or in equity against a Defaulting Member. In no event shall the exercise of any of the remedies provided for in this Section 3.4 release a Defaulting Member from its continuing obligation to make any Capital Contributions required under this Agreement.

Section 3.5 No Resignation or Expulsion. A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise be removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a permitted Transfer of all of such Member’s Member Interest and associated Units in accordance with Article 8 and each of the transferees of such Member Interest and associated Units being admitted as a Substitute Member. A Member shall cease to be a Member only in the manner described in Article 8.

Section 3.6 Section 704(b) Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed by such Member to the Company, (B) the initial Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752), (C) allocations to such Member of Profits pursuant to Section 9.2(a) and any other items of income or gain allocated to such Member pursuant to Section 9.2(b), and (D) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv), and (ii) shall be decreased by (A) the amount of money distributed to such Member by the Company, (B) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), (C) allocations to such Member of Losses pursuant to Section 9.2(a) and any other items of loss or deduction allocated to such Member pursuant to Section 9.2(b), and (D) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv). A Member that has more than one class or series of Units shall have a single Capital Account that reflects all such Units; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate a determination of the portion of each Capital Account attributable to each class or series of Units.

(b) In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

ARTICLE 4

MANAGEMENT OF THE COMPANY

Section 4.1 Board of Managers; Board Composition.

(a) Except (i) as otherwise expressly set forth in Section 4.5 or (ii) as required under the Delaware Act, the Members delegate full and complete authority, power and discretion to the board of managers of the Company (the “Board”) to manage, operate and control the business, affairs and Assets of the Company Entities.

(b) The Board shall consist of eight managers appointed by the Members (collectively, the “Managers”). LEH shall be entitled to elect four natural persons to serve as Managers (collectively, the “Linn Manager Group”) and Citizen shall be entitled to elect four natural persons to serve as Managers (collectively, the “Citizen Manager Group”). The Board shall appoint one of the Managers to serve as the Chairman of the Board (the “Chairman”). Upon appointment of a Chief Executive Officer, the Board may appoint such Chief Executive Officer as a Manager of the Board such that the Board would be expanded to nine (9) Managers, provided that, upon such appointment, all decisions of the Board would continue to require the voting standard applied by Section 4.2(a). For the avoidance of doubt, prior to the IPO Execution Date, each of LEH and Citizen will retain the right to appoint the Linn Manager Group and the Citizen Manager Group, respectively, regardless of any Transfers of less than 100% of their respective Member Interests. The initial Managers designated by each of LEH and Citizen are set forth on Appendix III.

(c) A number of observers and advisors equal to the number of Managers designated by such Member may attend Board meetings in a non-voting capacity; provided that each such observer and advisor acknowledges and agrees that any information received by such Person shall be used only for the purpose of evaluating the matters discussed at such meeting or advising a Member with respect to its rights and obligations hereunder, and that:

(i) the Company reserves the right to exclude each observer or advisor from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information; and

(ii) any such designees, as a condition of each such designee becoming an observer, shall each enter into a confidentiality and non-disclosure agreement in form and substance reasonably acceptable to the Company, which agreement shall provide for, among other things, usual and customary confidentiality and non-disclosure obligations in respect of any information obtained in such person’s capacity as an observer.

(d) The Managers need not be residents of the State of Delaware. Each Manager shall hold office until such Manager’s successor shall be duly designated or until such Manager’s earlier death, removal or resignation. Each Founding Member Group shall have the right to change its Managers at any time by giving notice of such change to the Company and each other Member, and such change shall be effective as of the date specified in such notice.

(e) A Person that serves as a Manager shall not be required to be a Manager as his/her sole and exclusive occupation, and Managers may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company.

(f) A Manager may resign from the position of Manager at any time by giving written notice to the Members and the Chief Executive Officer. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(g) A Manager may be removed or replaced at any time from the Board, with or without cause, upon and only upon the written request of such Member entitled to elect such Manager in accordance with Section 4.1(b) (the “Designating Member”); provided that, if the Chief Executive Officer is appointed as a Manager pursuant to Section 4.1(b), he or she may only be removed upon the written request of the Board. A Manager other than the Chief Executive Officer shall automatically cease to be a Manager immediately after the Person who designated such Manager ceases to be a Member unless such Member’s Transferee indicates to the Company its intention to designate the same Manager. This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

(h) Any vacancy in the position of a Manager that is created by the death, removal or resignation of a Manager shall be filled by the Designating Member, except with respect to the Chief Executive Officer serving as a Manager, whose Board seat shall be filled by the Board in the event of a vacancy. A Manager designated to fill a vacancy shall hold office until a successor shall be designated, or until such Manager’s earlier death, removal or resignation. In the event that the Designating Member shall fail to designate in writing a representative to fill a vacant Manager position on the Board, and such failure shall continue for more than 30 days after written notice from the Company to the Designating Member with respect to such failure, then the vacant position shall be filled by an individual designated by the Managers then in office; provided that such individual shall be removed from such position if the Designating Member so directs and simultaneously designates a new Manager.

(i) A Manager shall not be entitled to any direct compensation from the Company for serving as a Manager. The Company shall be responsible for all out-of-pocket costs and expenses incurred by its Managers in their capacities as Managers. Nothing contained in this Section 4.1(i) shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

Section 4.2 Voting; Quorum; Meetings; Committees.

(a) Voting. Each Manager shall be entitled to one vote. Subject to Sections 2.9(b), 3.4(b) and 4.3(c), on all matters requiring the vote or action of the Board, any action undertaken by the Board (whether conducted at a meeting or by written consent) must be authorized by the majority vote of all Managers, including at least two Managers of each of the Linn Manager Group and the Citizen Manager Group.

(b) Quorum. Subject to Sections 3.4(b) and 4.3(c), the presence (either in person or by remote communication or proxy pursuant to Section 4.2(c)(v)) of a majority of the Managers (including at least two Managers of each of the Linn Manager Group and Citizen Manager Group) shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

(c) Meetings of the Board.

(i) Meetings. The Board shall meet at least once per Calendar Quarter, beginning with the Calendar Quarter after which the Closing occurs, or more frequently as the Board may determine. All meetings of the Board shall be held at the principal offices of the Company, or elsewhere as the Board may decide, which alternate location may be within or outside the State of Delaware. The Chief Executive Officer or any Manager may call a meeting of the Board by giving notice to the Managers at least 72 hours in advance of such meeting, unless such notice period is waived by the Managers (the “Required Notice”).

(ii) Notice of Meetings; Information. Each Required Notice shall contain (A) the date, time and location of the meeting, (B) an agenda of the matters and proposals to be considered or voted upon and (C) copies of all proposals to be considered at the meeting, including appropriate supporting information not previously distributed to the Managers (all such information, the “Required Notice Information”). A Manager may add matters to the agenda for such meeting by notice to each other Manager, which notice shall include any additional proposals being proposed by such Manager to be considered at the meeting (including appropriate supporting information not previously distributed to the Managers). Upon the request of a Manager, and with the consent of all other Managers, the Board may consider at a meeting a proposal not contained in such meeting agenda. Without the consent of all Managers, the Board may not consider at a meeting any proposal that was not sent to all Managers with the Required Notice and accompanied with the Required Notice Information.

(iii) Written Consent in Lieu of Meetings. Any action of the Board or a committee of the Board that could be taken at a meeting may be taken without a meeting by means of a written consent action signed by each of the Managers as would be necessary to approve such action at a meeting. Such consent will have the same force and effect as an affirmative vote at a duly constituted meeting that is cast by those Managers who have signed the consent, and the execution of such consent will constitute attendance or presence in person at a meeting of the Board. Any action taken by written consent will promptly be delivered to any of the Managers who did not sign such written consent.

(iv) Records of Meetings. The Secretary shall make a record of each proposal voted on and the results of such voting at such Board meeting. The Secretary shall maintain a minute book containing (A) the original Formation Certificate and all amendments thereto, (B) a record of any committee established by the Board, together with a copy of the rules adopted for such committee and a record of the activities of such committee, (C) a copy of the minutes of Board and committee meetings, including a record of all Board decisions taken at any Board meeting, (D) a record of all Board decisions taken by written consent, and (E) the then-current Member Schedule. The Secretary shall provide each Member with a copy of the minutes of each Board meeting and committee meeting following approval of such minutes at the next regularly scheduled Board or committee meeting.

(v) Remote Participation; Proxies. Managers may attend and participate in any meeting by conference telephone or similar remote communications equipment by which all Persons participating in the meeting can hear each other. Any Manager (whether or not expecting to be absent from a meeting) shall be entitled to designate another Manager as a proxy to act on behalf and in lieu of such Manager with respect to such meeting to the same extent and with the same force and effect as the Manager who has designated such proxy. The proxy shall be provided to the Company prior to any such meeting and shall thereafter be part of the records of the Company.

(vi) Attendance as Waiver of Notice. Attendance of any Manager at any meeting of the Board (including by conference telephone or similar remote communication equipment or by proxy to another Manager) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting and objects to the transaction of any business on the ground that the meeting is not properly called or convened and notifies each other Manager at such meeting of such objection.

(d) Board Committees; Meetings. The Board may establish such committees as it may deem appropriate, together with the rules governing the activities of such committees, including rules governing the purpose of such committee and the period of time for which such committee will exist. Meetings of each committee shall take place as often as the Board or such committee shall determine and shall be held in the principal offices of the Company, or elsewhere as such committee may decide, which alternate location may be within or outside the State of Delaware. Except as set forth in Section 4.2(e), the functions of such committees shall be to serve in an advisory capacity only and such committees shall have no authority to, and shall take no action that would, bind the Company. Each Founding Member Group shall have the right to designate an agreed upon number of representatives to serve on each committee; provided, however, that a representative of each Founding Member Group shall serve on each committee unless otherwise agreed by each Founding Member Group.

(e) Operating Committee.

(i) Pursuant to, and without limiting the generality of, Section 4.2(d), there is hereby established an operating committee (the “Operating Committee”) composed of representatives appointed by the Board, subject to the following terms and conditions. The Operating Committee shall consist of six natural persons (each, an “Operating Committee Member”), with each Founding Member Group being entitled to appoint three of the Operating Committee Members. The initial Operating Committee Members designated by each of LEH and Citizen are set forth on Appendix IV. Each Operating Committee Member shall hold office until such person’s successor shall be duly designated as set forth in this Section 4.2(e) or until such person’s earlier death, resignation or removal by the Founding Member Group that appointed such Operating Committee Member. Each Founding Member Group shall have the right to remove any of its designated Operating Committee Members at any time by giving notice of such removal to the Board, and such change shall be effective as of the date specified in such notice. Any vacancy in the position of an Operating Committee Member shall be filled by a natural person designated by the Founding Member Group that designated the predecessor for such position. Upon appointment of a Chief Executive Officer of the Company by the Board, the Operating Committee shall be expanded by one position and the Chief Executive Officer shall fill such additional position as an Operating Committee Member. Notwithstanding the above, the Chief Executive Officer shall have the right to request the Board to, and the Board shall, dissolve the Operating Committee at any time following his appointment. All decisions of the Operating Committee, whether before or after the appointment of the Chief Executive Officer, shall require the approval of a majority of the Operating Committee Members, which majority must include the affirmative vote of at least one Operating Committee Member appointed by each Founding Member Group.

(ii) Unless otherwise agreed to by the Board, the Operating Committee shall meet at least once per calendar month to (A) discuss operational results and the status of operations, (B) take such action on behalf of the Company, including any necessary delegation to officers, employees, representative and agents of the Company, as necessary to implement the Services (as defined in each of (1) that certain Management Services Agreement, of even date herewith, by and between LOI and the Company (the “Linn MSA”), and (2) that certain Management Services Agreement, of even date herewith, by and between Citizen and the Company (the “Citizen MSA”)), as well as development operations described in the Linn Assets Development Plan (as defined in the Linn MSA) and development operations described in the Citizen Assets Development Plan (as defined in the Citizen MSA) and (C) discuss such other matters as may be reasonably proposed by the Operating Committee Members. All meetings shall be called by any Operating Committee Member giving notice to the other Operating Committee Members at least 48 hours in advance of such meeting, along with an agenda for such meeting (which shall include any items that an Operating Committee Member reasonably requests to have included on such agenda). All meetings shall be held at such location or locations as the Operating Committee determines from time to time; provided that the Operating Committee Members shall be allowed to participate telephonically in any such meeting. Each Operating Committee Member may also bring any advisors it deems appropriate to any meeting of the Operating Committee; provided that notice of the attendance of such advisors at a meeting is provided to each Operating Committee Member at least 24 hours in advance of such meeting. The Operating Committee and the Board may, from time to time, establish other policies and procedures for the Operating Committee.

(iii) The Operating Committee Members shall appoint a secretary that shall take the minutes of each meeting of the Operating Committee, and the minutes of each meeting shall be distributed to the Board within five Business Days after such meeting.

Section 4.3 Actions Requiring Approval of the Board.

(a) Subject to Sections 3.4(b), 4.3(b) and 4.3(c), in addition to such other matters as the Board may from time to time by resolution determine, neither the Company nor any Officer or agent of the Company shall take any of the actions described in this Section 4.3(a) without the prior written approval of the Board:

(i) effect any material change in the business lines of the Company Entities as set forth in Section 2.6;

(ii) acquire another business other than as previously approved in the most recent Annual Plan approved by the Board;

(iii) except to the extent reflected in the most recent Annual Plan approved by the Board, sell or permit the sale, during any Calendar Year, of assets of the Company Entities, with an aggregate value exceeding $50,000 or such other amount determined by a resolution of the Board;

(iv) except to the extent reflected in the most recent Annual Plan approved by the Board, purchase or lease or permit the purchase or lease, during any Calendar Year, of assets with an aggregate value exceeding $50,000 or such other amount determined by a resolution of the Board;

(v) subject to Section 3.3(b), make any calls for additional Capital Contributions by the Members;

(vi) incur any indebtedness for borrowed money in excess of $50,000 in the name of any Company Entity, create any Lien on the Assets or properties of any Company Entity; guaranty or provide surety for the obligations of any third party; or enter into any material amendment with respect to the foregoing;

(vii) settle any claims relating to any Company Entity not covered by insurance involving payment in excess of $50,000 or such other amount as determined by a resolution of the Board;

(viii) modify any material accounting policies of any Company Entity, except as required by regulatory authorities or any Company Entity’s independent accountants;

(ix) except as contemplated by the Master Services Agreement and the Contribution Agreement and except for Transfers of Member Interests in accordance with the terms of this Agreement, enter into any transactions with any Affiliate of any Member;

(x) cause the removal of any Officer elected or approved by the Board;

(xi) subject to Section 4.7(b), approve any Annual Plan or any other budget of the Company or any amendments or alterations thereto;

(xii) appoint or remove, or cause the Company to appoint or remove, the independent auditors for the Company;

(xiii) with respect to any Company Entity, make or commit to make any capital expenditures, in each case aggregating more than $50,000 above the aggregate capital expenditures specified in the Initial Strategic Plan or the most recent Annual Plan approved by the Board;

(xiv) alter, repeal, amend or adopt any provision of the Formation Certificate or this Agreement or the similar governing documents of any Company Entity;

(xv) effect any merger, consolidation or other similar business combination of any Company Entity or any sale of all or substantially all of the Assets;

(xvi) subject to Section 9.1(a), determine the amount of Available Cash each quarter;

(xvii) except as provided in Section 9.1, make or declare any distribution or dividend or change the distribution policy of the Company;

(xviii) authorize, issue, sell, dividend, distribute, redeem, convert, exchange, repurchase, cancel, retire or otherwise dispose of any equity interests, phantom equity or similar rights or interests or any warrants, options or other similar rights or interests or securities convertible into or exchangeable for any equity interests, phantom equity or similar rights of any Company Entity;

(xix) with respect to any Company Entity, voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under, or obtain relief under, any federal or state bankruptcy or insolvency Law or make a general assignment for the benefit of creditors;

(xx) change or make any tax election to cause any Company Entity to be classified as other than a partnership for federal income tax purposes;

(xxi) appoint the Chief Executive Officer as a Manager of the Board pursuant to Section 4.1(b);

(xxii) make any loan, extend credit, advance funds or make capital contributions to any Person other than (A) a Subsidiary of the Company or joint venture established or entered into in accordance with the terms of this Agreement or (B) a trade counterparty in the ordinary course of business;

(xxiii) enter into, amend, modify or otherwise change (including by waiver or consent) in any material respect any contract, agreement, document, instrument or series of related contracts, agreements, documents or instruments involving aggregate consideration of $50,000 or more, or which cannot be terminated by the Company (or a Subsidiary thereof) upon notice of 60 days or less without any liability;

(xxiv) determine or change the compensation of any Officer;

(xxv) to make any loans or any advance payments of compensation or other consideration to any Officer or other employee of the Company or its Subsidiaries (other than for reimbursement of reasonable business expenses of employees incurred in the ordinary course of the Company’s business);

(xxvi) establish or form a Subsidiary (other than a wholly-owned Subsidiary) or enter into any joint venture or similar business arrangement; and

(xxvii) enter into any agreement to do any of the foregoing.

(b) The Board may, from time to time, determine additional actions of the Company that would require approval of the Board under this Section 4.3. Notwithstanding anything in this Section 4.3 to the contrary, unless otherwise provided by the Board by resolution, any actions or expenditures specifically authorized in the Initial Strategic Plan or the most recent Annual Plan approved by the Board shall be authorized for purposes of this Section 4.3 and shall not be included for purposes of determining whether the applicable threshold amounts are satisfied in this Section 4.3.

(c) Notwithstanding anything to the contrary herein, (i) any Related Party Activity, including any activities set forth in Section 4.3(a)(ix), shall be subject to the sole approval of the Managers that have been designated by the Non-Related Member(s), (ii) neither any Related Member nor any Manager designated by any Related Member shall have the right to vote on any approval in connection with any action by the Board in respect of such Related Party Activity, and (iii) the presence of any Manager designated by any Related Member shall not be required for purposes of determining the presence of a quorum or the vote required in connection with any such action, provided that, for the avoidance of doubt, the notice requirements of Sections 4.2(c)(i) and (ii) shall still apply in full.

(d) All decisions taken by the Board pursuant to this Section 4.3 shall be conclusive and binding on all Members.

Section 4.4 Members. No Member, solely in its capacity as a Member, shall have any power or authority to manage or control the business, affairs or properties of any of the Company Entities or the Business, to bind any of the Company Entities in any way, to pledge any of the Company Entities’ Assets, to enter into agreements on behalf of any Company Entity or to otherwise render any Company Entity liable for any purpose. Except as otherwise expressly provided in this Agreement, no Member shall have voting rights or rights of approval, veto or consent or similar rights over any actions of the Company Entities.

Section 4.5 Officers; Delegation of Authority.

(a) The Officers of the Company may consist of a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, one or more Vice Presidents, a General Counsel, a Secretary and such other Officers as the Board may elect or appoint from time to time. Officers are not “managers” of the Company under Section 18-401 of the Delaware Act. Any number of Officer positions of the Company may be held by the same natural person. Each Officer shall serve until his or her successor is duly elected and qualified (or his or her earlier death, resignation or removal from office). Any Officer may resign at any time by delivering his or her written resignation to the Board.

(b) Any Officer may be removed at any time, with or without cause, by the Board. Vacancies and newly created Officer positions shall be filled by the Board. Any Officer appointed to fill any vacancy shall hold office until his or her successor shall be duly elected and qualified (or his or her earlier death, resignation or removal from office).

(c) No Member shall be liable to the Company or any of its Subsidiaries or any other Member for any action taken or not taken by an employee of such Member that is taken in such employee’s capacity as an Officer. The Company shall indemnify and hold harmless the Officers and the Managers against liabilities to Third Parties in accordance with Section 5.3 and Section 5.4.

(d) As of the Closing, the Board has delegated to the Officers, once appointed, the authority set forth on Appendix V.

(e) The Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized or delegated by this Agreement or by the Board.

Section 4.6 Duties.

(a) No Member or Manager or Officer that is also an employee, partner or member of a Member or its Affiliates shall have any duties (including fiduciary duties) or obligations relating thereto to the Company, the other Members or the other Managers, except as may be specifically provided herein or required by any provisions of the Delaware Act or other applicable Law that cannot be waived. Accordingly, subject to the preceding sentence, each Manager shall be entitled to act solely on behalf, and in the interests, of the Member that has designated such Manager. For the avoidance of doubt, any Officer that is not an employee, partner or member of a Member or its Affiliates shall owe duties to the Company as set forth in the Delaware Act and any other applicable Law.

(b) The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including the fiduciary duties) and liabilities of a Member, Manager or Officer otherwise existing under applicable Law or in equity, are agreed by the Company and the Members to replace such duties and liabilities of such Member, Manager or Officer.

(c) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing or otherwise relieve or discharge any Member or Manager from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Member or Manager.

Section 4.7 Initial Strategic Plan and Annual Plans.

(a) Attached as Exhibit C are the proposed operating budgets for the Linn Assets and Citizen Assets for the period commencing as of the Execution Date and ending December 31, 2017 (the “Initial Strategic Plan”).

(b) At least ninety days prior to the start of each Fiscal Year of the Company commencing with 2018, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the other Officers) shall submit to the Board a proposed operating budget and development plan for such Fiscal Year (each, an “Annual Plan”). The Board shall consider the

Annual Plan for approval pursuant to Section 4.3 prior to the start of the Fiscal Year to which it pertains and shall use all reasonable efforts to resolve any disagreements as to any item contained in the Annual Plan prior to such time. If any Annual Plan submitted to the Board in accordance with this Section 4.7 is not approved by the Board prior to the start of the Fiscal Year to which it pertains, then pending approval of a new Annual Plan pursuant to Section 4.3, the Annual Plan most recently approved by the Board pursuant to Section 4.3, excluding all non-recurring items, shall remain in effect as the Annual Plan for the next Fiscal Year, adjusted upwards by increasing the recurring fees, costs, expenses and maintenance capital expenditures set forth in such Annual Plan by 5.0% (except that if the Annual Plan for the 2018 Fiscal Year of the Company is not approved by the Board prior to the start of such Fiscal Year, then the Initial Strategic Plan will continue in effect).

Section 4.8 Deadlock.

(a) Commencing after the IPO Execution Date, if an IPO has not occurred and the Managers become deadlocked over any matter set forth in Section 4.3(a) (a “Disputed Matter”), any Manager may, within thirty days of such deadlock, notify the other Managers in writing that such Disputed Matter shall be voted on again by the Managers at a special meeting that shall be held no later than 10 Business Days from the date of such notification. Such Disputed Matter on which the Managers have been unable to agree shall be discussed by the Managers during such 10 Business Day-period and shall be voted upon during the special meeting at the end of such period. If at the special meeting the Managers are unable to come to agreement on the Disputed Matter, such Disputed Matter shall be deemed to be a “Deadlock” and the Parties shall have the rights set forth in Section 4.8(b).

(b)

(i) Upon a Deadlock, either Founding Member Group (such group, the “Initiating Member”) shall have the right to initiate a breakup of the Company (a “Breakup”) by delivering written notice thereof to the other Founding Member Group (the “Breakup Notice”). For a 30-day period beginning on the date of such notice, the Founding Member Groups shall use reasonable best efforts to negotiate in good faith a separation of the Assets into two separate groups equivalent (in terms of assets, liabilities and operatorship) to the Percentage Interests of each of the Linn Founding Member Group and the Citizen Founding Member Group.

(ii) If after such 30-day period the Founding Member Groups are unable to reach agreement on a separation of the Assets, the following shall apply:

(A) If the Founding Member Groups each own equivalent 50% interests in the Company, the Initiating Member shall have an additional 30 days to divide the Assets into two groups of equivalent assets, liabilities and operatorship; provided that, if the Initiating Member fails to divide the Assets within such 30-day period, then the Initiating Member will be deemed to have waived its right to make such division, and, at the election of the non-initiating Founding Member Group, the non-initiating Founding Member Group will have an additional 30 days to divide the Assets as contemplated by the preceding sentence. Following such division, the non-initiating Founding Member Group shall have up to an additional 20

Business Days to conduct a review of the division and select, by written notice to the other Party within such 20 Business Day-period, which of the two groups of Assets it would receive in the Breakup; provided that, if the non-initiating Founding Member Group (or if applicable, the Initiating Member) fails to deliver such written notice within such 20 Business Day-period, then such Party will be deemed to have waived its right to make the first selection of the two groups of Assets, and, at the election of the other Party, the other Party shall have 10 Business Days to select which of the two groups of Assets it would receive in the Breakup. The Initiating Member (or if applicable, the non-initiating Founding Member Group) would then receive the other group of Assets.

(B) If the Members do not each own equivalent 50% interests in the Company, the Members shall mutually designate an independent third party expert to allocate the Assets into two pools with assets, liabilities and operatorship divided based on the Members’ respective percentage ownership of the Company, without any discount for minority interests or illiquidity. Such expert must be a national petroleum engineering or investment banking firm with expertise in the energy industry, with at least seven years of experience in valuing upstream assets of the nature held by the Company. Each Member shall pay 50% of the expert’s costs and expenses. The expert shall have 30 days to divide the Assets into groups as contemplated above and upon division, each Member would receive the Assets assigned by the expert.

(iii) Each Party will be required to assume the midstream contracts containing dedications burdening the respective Assets and use reasonable best efforts to coordinate the bifurcation of any such midstream contract between the Parties with the counterparty thereof.

(iv) The Members shall use reasonable best efforts to effectuate the Breakup in a manner that is tax efficient to all Parties and shall execute and deliver to the other Members such further documents as may be reasonably requested in order to give practical effect to the Breakup.

(v) Upon completion of the Breakup, which shall occur as promptly after the Assets are divided but in any event no later than six months after receipt of the Breakup Notice, the Members shall take action to dissolve and liquidate the Company pursuant to the provisions of Article 10.

(c) For the avoidance of doubt, the provisions in this Section 4.8 shall not apply prior to the IPO Execution Date.

ARTICLE 5

INDEMNIFICATION

Section 5.1 No Liability of Members.

(a) Except as otherwise required by the Delaware Act, no Covered Person shall be obligated personally for any debt, obligation or liability of any Company Entity solely by reason of being a Covered Person.

(b) Except as otherwise expressly required by Law, a Member in its capacity as a Member shall have no liability in excess of: (i) the amount of its Capital Contributions to the Company, if any; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments expressly provided for in this Agreement; and (iv) the amount of any distributions wrongfully distributed to it. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Delaware Act. The agreement set forth in the preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Delaware Act. However, if any court of competent jurisdiction or properly constituted arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 5.2 Exculpation.

(a) No Covered Person shall be liable to any Company Entity or any other Covered Person for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company Entities and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that (i) a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s fraud, bad faith or willful misconduct, (ii) a Covered Person that is a Member shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s willful breach of this Agreement and (iii) a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s breach of any of his/her duties to the Company as set forth in this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 11.2.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or any other facts pertinent to the existence and amount of Assets from which distributions to the Members might properly be paid.

(c) Except as expressly set forth in Section 4.6, no Covered Person shall have any duties or liabilities, including fiduciary duties, to the Company or the Members, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of a Covered Person otherwise existing at Law or in equity or under the Delaware Act, are agreed by the Members to replace such other duties and liabilities of a Covered Person.

Section 5.3 Indemnification. To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against all Liabilities actually incurred arising from or related to any act or omission performed or omitted by such Covered Person on behalf of each Company Entity, except that: (a) no Covered Person shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s fraud, bad faith or willful misconduct; (b) no Covered Person that is a Member shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s willful breach of this Agreement; and (c) no Covered Person that is an Officer shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s breach of any of his/her duties to any Company Entity as set forth in Section 4.6(c), in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 11.2. Any indemnity under this Section 5.3 shall be provided out of and to the extent of the Assets only (including the proceeds of any insurance policy obtained pursuant to Section 5.5), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 5.3 or any provision in this Section 5.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 5.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Liabilities relating to such matters may arise or be asserted.

Section 5.4 Expenses. To the fullest extent permitted by Law, expenses (including legal fees) incurred by a Covered Person in defending any Claim shall, from time to time, be advanced by the Company prior to the final and non-appealable disposition of such Claim upon demand of payment by a Covered Person and receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amounts if it is ultimately determined that the Covered Person is not entitled to be indemnified as authorized in Section 5.3.

Section 5.5 Insurance. The Company shall purchase and maintain (or reimburse its Affiliates for the cost of) certain insurance on behalf of the Covered Persons, the Company, its Affiliates and such other Persons as the Company may determine from time to time, insurance against any liability that may be asserted against or expense that may be incurred by such Person(s) in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person(s) against such liability under the provisions of this Agreement.

Section 5.6 Primary Obligation. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Member and certain of its Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons under Section 5.3 and Section 5.4 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (b) that it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Section 5.3 and Section 5.4 (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Member Indemnitors, and (c) that the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all Claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any Claim for which the Covered Person has sought indemnification from the Company pursuant to Section 5.3 and Section 5.4 shall affect the foregoing, and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. The Company agrees that the Member Indemnitors who are not Members are express Third Party beneficiaries of the terms of this Section 5.6.

ARTICLE 6

BOOKS AND RECORDS; ACCOUNTS; ACCESS TO INFORMATION; AND CONSULTATION

Section 6.1 Books and Records. At all times during the term of this Agreement, the Board shall keep (or cause to be kept) true and complete books of account for the Company. Such books shall reflect all transactions of the Company in accordance with GAAP or in accordance with any applicable Law if the Law requires a particular set of books of account to reflect a different methodology.

Section 6.2 Availability of Books and Records. All of the books of account referred to in Section 6.1, together with executed copies of this Agreement and the Formation Certificate, and any amendments thereto (and all such other books and records as may be required by the Delaware Act), shall at all times be maintained (or caused to be maintained) by the Secretary at the principal office of the Company as set forth in Section 2.5. Upon reasonable notice to the Company, such books and records, and any other books and records maintained by the Company, shall be open to inspection and copying by a Member or its representative at its expense, during normal business hours at the principal office (or other applicable office) of the Company.

Section 6.3 Financial Statements and Reports. The Board shall prepare and submit (or cause to be prepared and submitted) to each Member the following statements, reports and notices:

(a) Audited annual consolidated financial statements of the Company with respect to the prior Fiscal Year consisting of an income statement, a balance sheet, a statement of the Company’s equity and a statement of cash flows shall be prepared in accordance with GAAP (collectively the “Annual Financial Statements”). The Board shall cause the Annual Financial Statements for such Fiscal Year to be audited by the Company’s independent certified public accountants, which shall be a Big 4 Accounting Firm (initially PricewaterhouseCoopers LLP). The cost of creating and auditing the Annual Financial Statements shall be borne by the Company. The audited Annual Financial Statements shall be delivered to each Member within 90 days after the end of the Fiscal Year being audited.

(b) Unaudited quarterly consolidated financial statements of the Company with respect to the prior Calendar Quarter consisting of an income statement, a balance sheet, a statement of the Company’s equity and a statement of cash flows shall be prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes (the “Quarterly Financial Statements”). The Quarterly Financial Statements shall be delivered to each Member within 45 days after the end of such Calendar Quarter.

(c) Monthly financial statements of the Company with respect to the prior Calendar Month and the applicable year-to-date periods (the “Monthly Financial Reports”). The Monthly Financial Reports for a Calendar Month shall be delivered to each Member within 40 days after the end of such Calendar Month and, with respect to historical financial information, an interim report shall be delivered to each Member within 20 days after the end of such Calendar Month.

(d) A forecast of the Profits and cash distributions to the Members for the remainder of the Fiscal Year and, with respect to the fourth Calendar Quarter of the then-current Fiscal Year, a forecast of the Profits and cash distributions to be made to the Members in the first Calendar Quarter of the following Fiscal Year (the “Quarterly Forecasts”). The Quarterly Forecasts shall be delivered to each Member within 45 days after the end of each Calendar Quarter.

(e) (A) On or before March 15 of each Fiscal Year, a reserve report prepared by the Company’s independent petroleum engineers dated as of December 31 of the previous Fiscal Year; (B) promptly upon written request by a Member, a reserve report prepared by the Company’s independent petroleum engineers dated as of the first day of the month during which the Company receives such request; provided that a Member may request, at the Company’s cost and expense, no more than two such reserve reports during any 12-month period, with any additional requests for updated reserve reports during any such period to be at such Member’s cost and expense, together with an accompanying report on, since the date of the last reserve report previously delivered hereunder, sales and purchases of oil and gas properties and changes in categories concerning the oil and gas properties owned by the Company which have attributable to them proved reserves and containing information and analysis with respect to the proved reserves of the Company as of the date of such report and the PV 10 Value; and (C) together with each reserve report furnished pursuant to (A) or (B), (I) any updated production history of the proved reserves of the Company as of such date, (II) the lease operating expenses attributable to the oil and gas properties of the Company for the prior 12-Calendar Month period, (III) any other information as to the operations of the Company Entities as reasonably requested by such Member and (IV) such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the oil and gas properties with respect thereto as such Member may reasonably request.

(f) Not later than 30 days after the end of each March 31, June 30 and September 30 of each Fiscal Year of the Company, an internally prepared report prepared as of each such date, which report, together with an accompanying report on purchases and sales of oil and gas properties and changes in categories since the date of the last reserve report or internally prepared report previously delivered under this Agreement, as applicable, both substantially in the same form and substance as the reserve reports referred to in Section 6.3(e), each such internally prepared report having been prepared by or at the direction of the Company and (together with the related PV 10 Value calculation) having been certified in writing by the senior or consulting petroleum engineer of the Company as to the truth and accuracy of the historical information utilized to prepare the internally prepared report and the estimates included therein.

Section 6.4 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board, the Chief Executive Officer or Chief Financial Officer or their designees. All withdrawals from any such depository shall be made as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Section 6.5 Access to Information. Subject to Section 12.9, each Member shall have the right to obtain from the Company, or be granted access for the purpose of reviewing and copying, from time to time, any information concerning the Company. Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

ARTICLE 7

TAX MATTERS

Section 7.1 Tax Returns. LEH shall prepare, or shall cause to be prepared, and timely file (taking into account available extensions of time to file), or shall cause to be timely filed (in such role, the “Tax Preparation Member”), all tax returns required to be filed by the Company, including making all elections on such tax returns. Each Member shall timely provide, within 30 days of request, such information as requested by the Tax Preparation Member in order for the Company to properly complete and file such income tax returns and any other required reports and notifications. The Company shall cause each Company Entity to furnish to the Tax Preparation Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Tax Preparation Member to prepare and timely file, or cause to be prepared and timely filed, the Company’s tax returns. The Tax Preparation Member shall use commercially reasonable efforts to deliver to each Member as soon as applicable after the end of each Calendar Year, but in any event before March 31 of the subsequent year, an Internal Revenue Service Schedule K-1 together with such additional information as may be required by the Members (or their owners) in order to file their returns reflecting the Company’s operations. The Company shall also cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within 60 days after the end of each Fiscal Year, including any appropriate State and local apportionment information. The Company shall bear the costs of the preparation and filing of its tax returns. Any tax returns legally required to be signed by a Member shall be signed by the Tax Preparation Member.

Section 7.2 Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for United States federal income tax purposes. Unless otherwise requiring the approval of the Board pursuant to Section 4.3, the Company shall not cause any Company Entity to make or cause to be made an election (i) to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable State Law or (ii) to be classified as other than a partnership or a disregarded entity pursuant to Treasury Regulations Section 301.7701-3.

Section 7.3 Tax Elections; Accounting Methods. The Tax Preparation Member shall cause the Company (a) to make the election under Section 754 of the Code (and the Company shall cause each of its Subsidiaries that is classified as a partnership for United States federal income tax purposes to make such election) and (b) to make any other election that the Tax Preparation Member deems appropriate, in its sole discretion, on the relevant form or tax return. The Tax Preparation Member shall establish, and shall be permitted to change at its discretion, all accounting methods and shall decide all tax issues concerning the Company Entities the determination of which is not otherwise provided for in this Agreement.

Section 7.4 Tax Matters Member and Partnership Representative.

(a) Subject to Section 7.4(b), the Tax Preparation Member shall be the Company’s tax matters member (the “Tax Matters Member”) pursuant to Section 6231(a)(7) of the Code as in effect prior to January 1, 2018 (Subchapter C of Chapter 63 of the Code as in effect prior to January 1, 2018 referred to as the “Current Partnership Audit Rules”). As the Tax Matters Member, the Tax Preparation Member shall have the same authority as a tax matters partner as defined in Section 6231(a)(7) of the Code and analogous provisions of State and local law. Each Member hereby approves of such designation, agrees and acknowledges that the Tax Matters Member may engage such professional advisors as it may deem appropriate in carrying out its duties as Tax Matters Member and agrees to execute such documents as may reasonably be necessary or appropriate to evidence such approval. The Tax Matters Member shall keep all Members informed of all administrative and judicial proceedings, as required by Code Section 6223(g), and shall furnish a copy of each notice or other communication from government taxing authorities received by the Tax Matters Member, except such notices or communications as are sent directly to such Member by the Internal Revenue Service. The Company shall pay or reimburse and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Member and its Affiliates in performing those duties. The Company shall be responsible for any costs incurred by any Member with respect to any tax audit or tax-related administrative or judicial proceeding against such Member related to the Company. Without limiting the foregoing, the Tax Matters Member shall have the right to defend against any proposed adjustment by all appropriate proceedings, and consistent with Code Sections 6221 through 6233, each Member shall allow any proposed adjustment with respect to any “partnership item” (as defined in Code Section 6231(a)(3)) to be handled by the Tax Matters Member; provided, however, that any settlement, adjustment or compromise with respect to any Member shall require the written consent of such Member, which consent shall not be unreasonably withheld, conditioned or delayed. The Tax Matters Member and its respective officers, managers, employees and Representatives (collectively, the “Tax Matters Member Indemnified Parties” and, each individually, a “Tax Matters Member Indemnified Party”) shall have no liability to any other Person (other than the Company and its Members) under the Formation Certificate, this Agreement or any applicable Law with respect to any action or omission taken or suffered by the Tax Matters Member in its capacity as such, except as otherwise expressly provided herein or required by applicable Law. Furthermore, no Tax Matters Member Indemnified Party will be liable, responsible or accountable in damages or otherwise to the Company or to any Member or any of their respective Affiliates or direct or indirect equityholders for any act performed or omission within the scope of the authority conferred on the Tax Matters Member by this Agreement except for the gross negligence, willful misconduct, bad faith or fraud of the Tax Matters Member in carrying out its obligations hereunder. To the fullest extent permitted by applicable Law, in any threatened, pending or completed action, suit or proceeding, each Tax Matters Member Indemnified Party shall be fully protected and indemnified and held harmless by the Company against all damages actually incurred by such Tax Matters Indemnified Party in connection with such action, suit or proceeding by virtue of its status as a Tax Matters Member Indemnified Party or with respect to any action or omission taken or suffered by the Tax Matters Member in its capacity as such in good faith, other than damages resulting from the gross negligence, willful misconduct, bad faith or fraud of such Tax Matters Member Indemnified Party. No amendment to this Section 7.4 will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment.

(b) The Tax Preparation Member shall be the Company’s “partnership representative” pursuant to Section 6223(a) of the Code as amended by the Bipartisan Budget Act of 2015 (with the changes to Subchapter C of Chapter 63 of the Code as made by the Bipartisan Budget Act of 2015 referred to as the “2015 Budget Act Partnership Audit Rules”) at such times as the 2015 Budget Act Partnership Audit Rules apply to the Company. The taking of any action and the incurring of any expense by the partnership representative in its role as partnership representative, except to the extent required by applicable Law, is a matter in the sole and absolute discretion of the partnership representative and the provisions relating to indemnification and reimbursement of the Tax Matters Member set forth in Section 7.4(a) shall be fully applicable to the partnership representative in its capacity as such. For all fiscal years or other applicable periods beginning on or after January 1, 2018, the Members shall continue to have the rights under Section 7.4(a) held during all fiscal years or other applicable periods ending before January 1, 2018. At the request of the partnership representative, the current and former Members shall provide the following information and documentation to the Company and the partnership representative to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Company and its current or former Members:

(i) information and documentation reasonably necessary to determine and prove eligibility of the Company to elect out of the 2015 Budget Act Partnership Audit Rules;

(ii) information and documentation reasonably necessary to reduce the Company level assessment consistent with Section 6225(c) of the Code, as amended by the 2015 Budget Act Partnership Audit Rules; and

(iii) information and documentation reasonably necessary to prove payment of the attributable liability under Section 6226 of the Code, as amended by the 2015 Budget Act Partnership Audit Rules.

The obligations of each Member under this Section 7.4(b) shall survive such Member’s withdrawal from the Company, and each Member shall execute such documentation requested by the Company at the time of such Member’s withdrawal from the Company to acknowledge and confirm such Member’s continuing obligations under this Section 7.4(b).

(c) Notwithstanding anything in this Section 7.4 to the contrary, neither the Tax Matters Member nor the Company’s partnership representative shall take any action that would reasonably be expected to have an adverse effect on any Member without, first, disclosing such matter in writing to the affected Member(s) and, second, obtaining the written consent of each Member so affected, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 8

TRANSFERS OF MEMBER INTEREST AND UNITS

Section 8.1 Transfers Generally.

(a) Each Transfer of a Member Interest and associated Units shall be subject to the terms of this Article 8. Any attempted Transfer of a Member Interest other than in compliance with this Article 8 shall be null and void and of no force or effect. Any Member that Transfers any of its Member Interest in accordance with the provisions of this Article 8 shall promptly provide written notice thereof to the Company and to the other Members. A Transferring Member shall, notwithstanding the Transfer, be liable to the Company and each other Member for its obligations accrued under this Agreement on or prior to the Transfer, but such Transferring Member shall be released from any other obligations thereafter accruing under this Agreement with respect to its Member Interest and associated Units being Transferred, except in the case of Permitted Transfers, in which case the Transferring Member shall remain liable, together with such Permitted Transferee, for all such obligations.

(b) No Member may voluntarily Transfer its Member Interests and associated Units except Transfers (i) made subsequent to the IPO Execution Date; (ii) made to Permitted Transferees of such Member; (iii) made prior to the IPO Execution Date as a Transferring Member in accordance with the provisions of Sections 8.2 and 8.4; or (iv) as are approved in advance in writing by the Board.

(c) Each Transfer must comply with the other provisions set forth in this Article 8 and meet the following conditions:

(i) No Transferee of any Member shall be a Competitor of the Company or the non-Transferring Member(s) without the consent of the Managers designated by such non-Transferring Member(s), such consent to be withheld in the sole discretion of the Managers designated by such non-Transferring Member(s).

(ii) The Transferor and Transferee shall have executed and delivered to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect such Transfer. In the case of a Transfer that occurs involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the Transferor or Transferee for all reasonable costs and expenses that it incurs in connection with such Transfer.

(iii) Such Transfer would not violate any applicable Laws.

(iv) Such Transfer would not cause any Company Entities to be required to register as an “investment company” or a company “controlled by” an “investment company”, each within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(v) Such Transfer would not cause the Company to be taxed as an association taxable as a corporation for U.S. federal and applicable state income tax purposes.

(vi) Prior to the first anniversary of the Closing, the Transferee shall be a creditworthy third party (as determined by the Board in good faith) and agree to assume the indemnification obligations set forth in the Contribution Agreement.

Section 8.2 Rights of First Offer.

(a) Except for a Permitted Transfer, and subject to the restrictions contained in Section 8.1, prior to an IPO, in the event that a Member (a “Transferring Member”) intends to Transfer all or a portion of its Member Interest (“Offered Member Interest”) to a Third Party, then the Transferring Member shall deliver written notice (“Sale Notice”) to each other Member (such Members, the “Non-Transferring Members”).

(b) Within 30 days of the receipt of the Sale Notice by the Non-Transferring Members, each Non-Transferring Member shall have a right to make a first offer (“Non-Transferring Member Offer”) to purchase (i) all, but not less than all, of its pro rata share (based on the ratio of such Member’s Percentage Interest in the Company with respect to all such Non-Transferring Members) of the Offered Member Interest or (ii) such other amount as the Non-Transferring Members may otherwise unanimously agree in writing, provided that such offers, when taken together, offer to purchase 100% of the Offered Member Interest. Any such Non-Transferring Member Offer shall be in writing and shall contain the price and material terms on which the Non-Transferring Member proposes to purchase its pro rata share of the Offered Member Interest.

(c) If the Transferring Member does not receive offers to purchase 100% of the Offered Member Interest from the Non-Transferring Members within the 30-day period provided in Section 8.2(b), then the Transferring Member shall be free to direct the Transfer of the Offered Member Interest to a Third Party at a price and on terms and conditions acceptable to such Transferring Member during the 180-day period immediately following the expiration of such 30-day period.

(d) If the Transferring Member receives offers to purchase 100% of the Offered Member Interest within the 30-day period provided in Section 8.2(b), the Transferring Member shall consider all such Non-Transferring Member Offers in the aggregate and shall have 30 days following its receipt of the last transmitted Non-Transferring Member Offer to determine whether to accept or reject such offers in the aggregate.

(e) If the Non-Transferring Member Offers are accepted by the Transferring Member, then the Non-Transferring Members will have 90 days from such acceptance within which to close their respective purchases of the Offered Member Interest, subject to extension to the extent necessary to satisfy applicable regulatory approvals. Under such circumstances, the Transferring Member and the Non-Transferring Members shall negotiate in good faith the additional terms applicable to such purchase beyond those that were included in the Non-Transferring Member Offers.

(f) If the Transferring Member rejects the Non-Transferring Member Offers, then the Transferring Member may only direct the Transfer of the Offered Member Interest to a Third Party at a price, and on terms and conditions which, when taken as a whole, are superior (as determined by the Transferring Member in good faith) to the price and the terms and conditions offered by the Non-Transferring Members, taken as a whole, and then only during the 180-day period following such rejection, subject to extension to the extent necessary to satisfy applicable regulatory approvals. Under such circumstances, the Managers and Officers of the Company shall (i) permit potential purchasers selected by the Transferring Member, after executing a confidentiality agreement in such form as shall be determined by the Board, to conduct a due diligence review of the Company and its business, operations, prospects, assets, liabilities, financial condition, and results of operations, (ii) cooperate in allowing potential purchasers to visit the offices of the Company, and (iii) make available the Officers and technical personnel of the Company for the purpose of making presentations to such potential purchasers and answering questions posed by them, who shall provide reasonable cooperation during normal business hours and upon reasonable advance notice, and at such Transferring Member’s sole cost and expense. After such 180-day period (as extended to satisfy regulatory approvals, to the extent applicable), any proposed Transfer shall once again be subject to the terms and conditions of this Section 8.2 to the extent provided herein.

(g) Any transferee acquiring Member Interests pursuant to this Section 8.2 shall be subject to the provisions of this Section 8.2 with respect to any subsequent Transfer of such Member Interests.

Section 8.3 Permitted Transferees. Subject to Section 8.1, any Member may Transfer any of its Member Interest to (a) any Affiliate or Subsidiary of such Member, (b) to any equity owner of such Member or a Subsidiary or Affiliate of such equity owner, and (c) in the case if such Member or its direct or indirect transferee is a natural person, to such Member’s immediate family or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of such Member’s immediate family (each of the transferees contemplated by this Section 8.3, a “Permitted Transferee” and each such Transfer, a “Permitted Transfer”).

Section 8.4 Tag Along Rights.

(a) Other than a Permitted Transfer, prior to an IPO, in the event that a Member or any of its Permitted Transferees intends to Transfer its Member Interests (to the extent permitted under the other provisions of this Article 8) and no other Member has exercised its rights of first offer pursuant to Section 8.2, then such Member (the “Tag-Along Member”) shall promptly give written notice (the “Tag Sale Notice”) of such proposed Transfer (the “Tag Sale”) to the non-Transferring Members and the Company. The Tag Sale Notice shall set forth (i) the number of Units to be Transferred and (ii) the terms and conditions of such proposed Transfer (and shall include copies of any written proposal or agreements related to the proposed Transfer), including the identity of the proposed transferee, the purchase price proposed to be paid for the Units subject to the Tag Sale and the payment terms and type of Transfer to be effectuated.

(b) Each Member shall have the right (such participation rights being herein referred to as “Tag-Along Rights”), exercisable by written notice (a “Tag-Along Exercise Notice”) given to the Tag-Along Member and the Company within ten Business Days after receipt of the Tag Sale Notice by the Non-Transferring Members (the “Tag-Along Exercise Period”), to participate in the Tag-Along Sale. If a Member does not submit a Tag-Along Exercise Notice within the Tag-Along Exercise Period, such Member shall be deemed to have waived the right to participate in the Tag Sale.

(c) If any Members submit a Tag-Along Exercise Notice within the Tag-Along Exercise Period (a “Tag-Along Exercising Member”), then the Tag-Along Member shall use its reasonable best efforts to include in the Tag Sale all of the Units that the Tag-Along Exercising Members have requested to have included pursuant to the applicable Tag-Along Exercise Notices, it being understood that the proposed transferee shall not be required to purchase Units in excess of the number set forth in the Tag Sale Notice. In the event the proposed transferee elects to purchase less than all of the Units sought to be sold by the Tag-Along Exercising Members, the number of Units to be sold to the proposed transferee by the Tag-Along Member and each Tag-Along Exercising Member shall be reduced pro rata so that each such Member is entitled to sell its Tag Along Share of the number of Units the proposed transferee elects to purchase (which in no event may be less than the number of Units set forth in the Tag Sale Notice) on the same terms and conditions set forth in the Tag Sale Notice.

(d) If there is no Tag-Along Exercising Member, then the Tag-Along Member may Transfer its Units to the transferee identified in the Tag Sale Notice on the terms and conditions set forth in the Tag Sale Notice, subject to the other provisions of this Agreement; provided, however, if such Transfer has not been consummated within 60 days of the date of the Tag Sale Notice, then the Transferring Member will be required to again comply with the procedures set forth in this Section 8.4.

(e) In connection with a Tag Sale, each Tag-Along Member, Tag-Along Exercising Member or Transferee shall execute such documents, and make such representations and warranties (on a several and not joint basis), covenants and indemnities, as are executed and made by such other Members participating in the Tag-Along Sale; provided, however, that any such indemnification or similar obligations will be apportioned pro rata among the Members based on the proceeds received from them, other than with respect to representations made individually by a Member. At the request of the Transferee, all or a portion of the purchase price payable to a Tag-Along Member may be held back in an escrow account for the purpose of satisfying such Tag-Along Member’s obligations under the applicable documents, including indemnity obligations. In connection with a Tag-Along Sale, each participating Member will also (A) consent to and raise no objections against the Tag-Along Sale or the process pursuant to which the Tag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by the Tag-Along Member to consummate such Tag-Along Sale, (D) comply with the terms of the documentation relating to such Tag-Along Sale and (E) use commercially reasonable efforts to cause any Manager designated to the Board by such Member to facilitate and take, and cause the Company to facilitate and take, the actions described in the foregoing clauses (A) through (D).

(f) Each of the Transferring Member, Tag-Along Exercising Member and Transferee shall bear their own costs and expenses related to the Tag Sale.

Section 8.5 Preemptive Rights.

(a) Subject to and without limiting the other applicable provisions of this Agreement, should the Company determine to issue and sell any New Interests prior to an IPO, then each Member shall have the right to purchase up to such Member’s pro rata share of such New Interests (such purchase rights, the “Preemptive Rights”).

(b) In the event that the Company proposes to issue or sell New Interests, the Company shall notify each Member in writing within 30 days of the proposed issuance and sale of New Interests (the “New Interests Notice”). Each New Interests Notice shall set forth: (i) the number of New Interests proposed to be issued or sold by the Company and their purchase price; (ii) such Member’s pro rata portion of New Interests and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the issuance and sale of the New Interests (which date, in any event shall be no earlier than 30 days following the date of delivery of the New Interests Notice).

(c) Each Member shall be entitled to exercise its Preemptive Right to purchase such New Interests by delivering an irrevocable written notice to the Company within 20 days from the date of receipt of any New Interests Notice specifying the number of New Interests to be subscribed, which in any event can be no greater than such Member’s pro rata portion of such New Interests, at the price and on the terms and conditions specified in the New Interests Notice.

(d) Each Member exercising its right to purchase its entire pro rata portion of New Interests being issued (each a “Subscribing Member”) shall have a right of over-allotment such that if any other Member fails to exercise its Preemptive Right to purchase its entire pro rata portion of New Interests (each, a “Non-Subscribing Member”, including any Member that fails to exercise its right to purchase its entire pro rata share of Remaining New Interests, as described below), such Subscribing Member may purchase its pro rata share, based on the relative percentage ownership of the Units then owned by the Subscribing Members, of those New Interests in respect to which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Interests”) by giving written notice to the Company within three Business Days from the date that the Company provides written notice of the amount of New Interests as to which such Non-Subscribing Members have failed to exercise their rights thereunder. The Company shall reoffer any Remaining New Interests to the Members in successive rounds (without regard to the time periods specified in the foregoing provisions) until such time as the Members have collectively agreed to purchase all of the New Interests being issued or all of the Members are Non-Subscribing Members in the last round of offers.

(e) If the Members do not elect within the applicable notice periods described above to exercise their Preemptive Rights with respect to any of the New Interests proposed to be sold by the Company, the Company shall have 60 days after the expiration of all such notice periods to sell or to enter into an agreement to sell such unsubscribed New Interests proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those offered to the Members pursuant to this Section 8.5.

(f) For purposes of this Section 8.5, the members of a Founding Member Group shall be free to allocate Preemptive Rights among the members of such Founding Member Group (even if such allocation and apportionment is not strictly pro rata among such members) so long as the aggregate amount of New Interests for which the members of the Founding Member Group exercise Preemptive Rights does not exceed the aggregate pro rata share (based on Percentage Interest of Units) of New Interests for which such Founding Member Group may exercise Preemptive Rights.

Section 8.6 Encumbrances by Members. Prior to an IPO, no Member shall be permitted to directly or indirectly Encumber all or any portion of its Member Interest and/or associated Units unless approved in advance by the Board.

Section 8.7 Admission of Substitute Members. Subject to Section 8.1(a), upon compliance with all of the provisions of this Agreement regarding Transfers and, to the extent such transferee is not already a Member of the Company, the delivery to the Company by such transferee of an executed addendum agreement in the form attached as Exhibit D (an “Addendum Agreement”), then (a) such Transferee shall be deemed to be a party hereto as if such Transferee were the Transferor and such Transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Substitute Member and (b) the applicable transferor shall thereafter cease to be a Member to the extent of the Member Interest and associated Units Transferred by such Transferor.

Section 8.8 Admission of Additional Members. Subject to Section 8.5, the Company may admit an Additional Member by issuing a Member Interest and associated Authorized Units to such Additional Member. Subject to compliance with the foregoing sentence, such Additional Member shall be admitted to the Company with all the rights and obligations of a Member if such Additional Member shall have executed and delivered to the Company (i) an Addendum Agreement and (ii) such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission. No issuance of a Member Interest and associated Authorized Units otherwise permitted or required by this Agreement shall be effective, and no purchaser of any such issued Member Interest and associated Authorized Units from the Company shall be deemed to be a Member, if the foregoing conditions are not satisfied.

Section 8.9 Rights and Obligations of Additional Members and Substitute Members.

(a) A transferee of a Member Interest and associated Units that has been admitted as a Substitute Member in accordance with Section 8.7 or a purchaser of any newly issued Member Interest and associated Authorized Units from the Company that has been admitted as an Additional Member in accordance with Section 8.8, in each case, shall have all the rights and powers and be subject to all the restrictions and Liabilities under this Agreement relating to a Member holding a Member Interest and associated Authorized Units.

(b) Admission of an Additional Member or Substitute Member shall become effective on the date such Person’s name is recorded in the Member Schedule and on the other books and records of the Company. Upon the admission of an Additional Member or Substitute Member, the Company shall, without the consent of any other Person, revise the Member Schedule to (i) reflect the name and address of, Member Interest of, number of associated Units held by and Percentage Interest in the Company of such Additional Member or Substitute Member, (ii) eliminate or adjust, if necessary, the name, address, the Member Interest, associated Units of and Percentage Interest in the Company of the predecessor of such Substitute Member, and (iii) adjust the Percentage Interests in the Company of each other Member, if applicable.

Section 8.10 No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to a Member Interest and associated Units or a transferee of a Member Interest and associated Units, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Member Schedule as a Member, or to its legal representatives, shall relieve the Company of all Liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

Section 8.11 Public Offering.

(a) It is hereby acknowledged and agreed that it is the express intent of the Company and the Members to effect an initial public offering (“IPO”) of the Company or an entity that directly or indirectly owns, or will be formed to directly or indirectly own, the Assets (as applicable, the “IPO Entity”) as soon as practicable following the Execution Date, and each of the Members and the Company shall use reasonable best efforts to consummate an IPO as soon as practicable following the Execution Date, but in any event no later than December 31, 2018 or, if a Registration Statement on Form S-1 is on file with the SEC and one of the Members desires to progress towards an IPO, June 30, 2019 (the “IPO Execution Date”).

(b) The Members shall cooperate in good faith to agree upon the form and structure of the IPO Entity, using reasonable best efforts to, among other things, (i) amend the governing documents of the Company Entities as reasonably necessary or appropriate to facilitate the IPO, and (ii) effect the IPO in a tax efficient manner, with no Member being required to recognize taxable gain in connection with such IPO unless such Member elects to do so. The Company and each Member shall use their respective reasonable best efforts to provide such assistance to the IPO Entity that is reasonably and customarily required in order to consummate the IPO.

(c) If, in connection with such IPO, the Board determines that it is advisable to have the Members convert or exchange their Member Interests (the “IPO Exchange”) into equity securities of the IPO Entity (the “IPO Securities”) in one or a series of transactions, each Member shall participate in such an exchange. IPO Securities issued in connection with any IPO Exchange may or may not include, in whole or in part, equity securities of the IPO Entity of the same class or series as the securities of the IPO Entity proposed to be offered to the public in the IPO.

(d) Each Member shall sell any fractional IPO Securities owned by such Member (after taking into account all IPO Securities held by such Member) to the IPO Entity, upon the request of the Company in connection with or in anticipation of the consummation of the IPO, for cash consideration equal to the Fair Market Value of such fractional securities.

(e) Prior to the consummation of the IPO, the IPO Entity shall enter into a registration rights agreement with the Members containing customary terms and conditions, in form and substance reasonably satisfactory to the Members, regarding registration, demand and piggyback rights with respect to such Member’s IPO Securities. If the managing underwriter or the placement agent advises the Company that the inclusion of securities of the Members requested to be included for sale in a secondary offering in connection with the IPO would materially and adversely affect the price, distribution or timing of the offering, then the Company shall have the right to exclude all or any portion of such securities of the Members from sale in connection with the IPO, with such exclusions applied to the Members’ pro rata share (based on the relative Percentage Interests of Units held by such Members immediately prior to the IPO).

(f) The Company shall be responsible for its own costs, fees and expenses in connection with an IPO and shall reimburse the Members for the reasonable out-of-pocket costs, fees and expenses (excluding underwriting discounts, selling commissions and similar fees) incurred by them in connection with an IPO, including the reasonable costs, fees and expenses of one outside counsel for each Founding Member Group.

ARTICLE 9

ALLOCATIONS AND DISTRIBUTIONS

Section 9.1 Distributions to Members.

(a) Operating Distributions. Within 30 days of the end of each Calendar Quarter, the Board, following consultation with other appropriate Officers of the Company, shall determine the Company’s Available Cash for such Calendar Quarter. Subject to Section 4.3(a)(xvi), Available Cash as determined in accordance with this Agreement will be distributed to Members within 45 days of the end of each Calendar Quarter, pro rata in accordance with such Members’ respective Percentage Interests on the date of distribution.

(b) Limitations on Distributions. Each distribution in respect of a Unit shall be paid by the Company only to the holder of record of such Unit as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall be required or permitted to make a distribution to any Person in violation of the Delaware Act or other applicable Law. Any distributions pursuant to this Section 9.1 made in error or in violation of Sections 18-607 or 18-804 of the Delaware Act, will, upon demand by the Board, be returned to the Company.

(c) Withholding.

(i) All amounts withheld pursuant to the Code or any provision of any foreign, State or local tax Law or treaty with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 9.1 for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any Federal, foreign, State or local government any amounts required to be so withheld pursuant to the Code or any provision of any other Federal, foreign, State or local Law or treaty and shall allocate such amounts to those Members with respect to which such amounts were withheld.

(ii) To the extent that any tax is paid by the Company and such tax relates (except as set forth in the following sentence, as determined by the Tax Preparation Member) to one or more specific Members, including any tax payable by the Company pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member, the payment provisions of Section 9.1(c)(iii) shall apply. If the Company makes any payments it is required to make under the 2015 Budget Act Partnership Audit Rules, the Tax Preparation Member shall reasonably allocate any such payment among the current or former Members of the Company for the “reviewed year” to which the payment relates in a manner that reflects the current and former Members’ respective interests in the Company for that year and any other factors taken into account in determining the amount of the payment.

(iii) To the extent any payment described in Section 9.1(c)(ii) is made by the Company with respect to a current Member, such amount shall, at the election of the Board, (i) be applied to and reduce the next distribution(s) otherwise payable to that Member under this Agreement or (ii) be paid by that Member to the Company within 30 days of written notice from the Tax Preparation Member requesting payment. To the extent any payment described in Section 9.1(c)(ii) is made with respect to a former Member, that Member agrees to pay over to the Company an amount equal to the amount of such payment made with respect to it promptly upon receipt of notice from the Company itemizing the payment and summarizing the manner in which the payment was computed. Any amounts a current or former Member is required to pay to the Company pursuant to the two preceding sentences shall, if not timely paid, be treated as a loan by the Company to such Member, which loan shall be subject to interest at a rate equal to the Default Rate; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company.

(iv) The provisions contained in this Section 9.1(c) shall survive the dissolution of the Company and the withdrawal of any Member or the transfer of any Member’s interest in the Company and shall apply to any current or former Member.

(d) Tax Distributions.

(i) Notwithstanding Section 9.1(a), within 90 days after the end of each taxable year of the Company, and (A) assuming (1) the Company has taxable income for such taxable year and (2) the Company has sufficient working capital (as reasonably determined by the Board), after taking into account payments contemplated by the then-current Initial Strategic Plan or Annual Plan, to make the distributions contemplated hereby, and (B) subject to limitations on such distributions contained in any credit facility or other agreement to which the Company is a party, cash distributions shall be made to each Member in the positive amount equal to the difference between X and Y, where:

“X” is the sum of (I) such Member’s tax liability arising solely in respect of its ownership of a Member Interest for such taxable year (which tax liability, for the purposes of this Section 9.1(d), shall be calculated to equal the product of (1) such Member’s share of the Company’s taxable income for such taxable year, as reflected in such Member’s K-1 from the Company for such taxable year (including for such purpose such Member’s share of any separately stated items such as depletion and gain or loss from the sale of oil and gas property), multiplied by (2) the combined maximum federal and applicable state and local income tax rates applicable to individual taxpayers in New York, New York, taking into account, if applicable, the deduction of state and local income taxes for federal income tax purposes and whether any portion of such taxable income qualifies for the reduced rates applicable to long term capital gains), plus (II) the sum of all tax liabilities of such Member (calculated as provided in (I)) for all prior taxable years since the formation of the Company; and

“Y” is the sum of all distributions made by the Company to such Member pursuant to Section 9.1(a) and this Section 9.1(d) as of the end of the taxable year for which the calculation in “X”(I) is being made since the formation of the Company.

(ii) Notwithstanding Section 9.1(d)(i), if a Member is allocated net losses or net deductions pursuant to Section 9.2 during any taxable year, such net losses or net deductions shall be carried forward and shall reduce the taxable income (as calculated in Section 9.1(d)(i)) of such Member in succeeding taxable years, until such allocated net losses and net deductions have been reduced to zero.

(iii) The Company shall make an additional distribution (the “Tax True-up Distribution”) to the Members who received distributions pursuant to this Section 9.1(d) to the minimum extent required in order that the aggregate amounts distributed to each such Member (or the successor to all or a portion of such Member’s Membership Interest) pursuant to this Section 9.1(d) for the relevant period is pro rata in proportion to such Member’s Percentage Interest, as in effect during the relevant period.

(iv) The aggregate amount of distributions made by the Company to a Member pursuant to Section 9.1(d)(i) shall be deemed the “Advance Amount”. If the Board authorizes a distribution to the Members pursuant to Section 9.1(a) and at such time a Member’s Advance Amount is positive, (A) the Company shall be entitled to withhold such Member’s distribution up to an amount equal to the Advance Amount (with such Advance Amount being reduced by the amount so withheld) and (B) the Company shall be entitled to distribute such withheld amount to the Members (after also applying clause (A) to those Members having positive Advance Amounts) so that, to the maximum extent possible, each Member shall have received the amount of distributions that such Member would have received since formation of the Company if no distributions had been made under this Section 9.1(d).

(v) If, upon dissolution of the Company, any Member has a positive Advance Amount, such Member shall make a Capital Contribution to the Company in an amount equal to the Advance Amount. Any Capital Contribution made by a Member pursuant to this Section 9.1(d)(v) shall be distributed to the Members in such a manner so that each Member has received the amount of distributions that such Member would have received since the formation of the Company if no distributions had been made under this Section 9.1(d).

Section 9.2 Allocations.

(a) Allocation of Profits and Losses. Profits and Losses (and items thereof) shall be allocated to the Members in proportion to their relative Percentage Interests.

(b) Special Allocations. The following allocations shall be made in the following order:

(i) Nonrecourse Deductions shall be allocated to the Members as determined by the Board, to the extent permitted by the Treasury Regulations.

(ii) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 9.2(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 9.2(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 9.2(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv) Notwithstanding any provision hereof to the contrary except Section 9.2(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 9.2(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 9.2(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v) Notwithstanding any provision hereof to the contrary except Sections 9.2(b)(i) and 9.2(b)(ii), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 9.2(b)(v) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.

(vi) Notwithstanding any provision hereof to the contrary except Sections 9.2(b)(iii) and 9.2(b)(iv), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 9.2(b)(vi) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after all other allocations provided for in this Section 9.2 have been tentatively made as if this Section 9.2(b)(vi) were not in this Agreement. This Section 9.2(b)(vi) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(vii) In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company gross income, gain and Simulated Gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 9.2(b)(vii) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Section 9.2 have been tentatively made as if Section 9.2(b)(vi) and this Section 9.2(b)(vii) were not in this Agreement.

(viii) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Section 734(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(ix) Simulated Depletion for each Depletable Property, and Simulated Loss upon the disposition of a Depletable Property, shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(c) Income Tax Allocations.

(i) All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 9.2(a) or 9.2(b), except as otherwise provided in this Section 9.2(c) or Section 9.2(d).

(ii) In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder, income, gain, deduction and loss with respect to any property contributed to the capital of the Company shall, except as provided in Section 9.2(d) with respect to Depletable Properties, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any such difference using the “traditional method” under Treasury Regulation Section 1.704-3(b).

(iii) In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder, income, gain, deduction and loss with respect to any property the Book Value of which is adjusted pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(e) or (f) shall, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any difference between such property’s adjusted U.S. federal income tax basis and such property’s Book Value using any reasonable method selected by the Board.

(iv) Any (A) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (B) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.

(v) Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(vi) Allocations pursuant to this Section 9.2(c) are solely for purposes of U.S. federal, state, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(vii) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(d) Income Tax Allocations with Respect to Depletable Properties.

(i) Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to Members in proportion to each Member’s contribution to the adjusted basis of such Depletable Property. For the avoidance of doubt, U.S. federal income tax basis of each Depletable Property that is a Linn Asset shall be allocated to LEH, and the U.S. federal income tax basis of each Depletable Property that is a Citizen Asset shall be allocated to Citizen. The Company shall inform each Member of such Member’s allocable share of the U.S. federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company or any adjustment resulting from expenditures required to be capitalized in such basis.

(ii) For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (A) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (B) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(iii) The allocations described in this Section 9.2(d) are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code. The provisions of this Section 9.2(d)(iii) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulation Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(iv) Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this Section 9.2(d)(iv) for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(e) Other Allocation Rules.

(i) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that any allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(ii) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Board and permissible under the Treasury Regulations.

(iii) The definition of Capital Account set forth in Section 3.6 and the allocations set forth in Section 9.2 are intended to comply with the Treasury Regulations. If the Board determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with the Treasury Regulations, the Board is authorized to make any appropriate adjustments.

ARTICLE 10

DISSOLUTION; WINDING UP AND TERMINATION

Section 10.1 Causes of Dissolution, Winding Up and Termination. The Company shall be dissolved and its affairs wound up only upon the earlier to occur of the following events:

(a) a Breakup pursuant to Section 4.8(b);

(b) an election to dissolve the Company by the unanimous consent of the Board;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

For the avoidance of doubt, the Bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 10.2 Notice of Dissolution. Upon the dissolution of the Company, the Board shall promptly notify each Member of such dissolution.

Section 10.3 Liquidation. Upon dissolution of the Company, the Board shall carry out the winding up of the Company and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Board reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company. Any remaining proceeds shall be distributed to the Members in accordance with their respective Percentage Interests in the Company.

Section 10.4 Termination. The Company shall terminate when all of the Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 10 and the Formation Certificate shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

Section 10.5 No Obligation to Restore Capital Accounts. In the event any Member has a deficit balance in any of its Capital Accounts at the time of the Company’s dissolution, it shall not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other Third Parties in respect of such deficiency.

ARTICLE 11

GOVERNING LAW; DISPUTE RESOLUTION

Section 11.1 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. SUBJECT TO SECTION 11.2, IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN HARRIS COUNTY, TEXAS, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 11.2 Dispute Resolution. Other than the provisions regarding a Deadlock set forth in Section 4.8, which shall be resolved in accordance with the provisions set forth in Section 4.8, all Claims and controversies, in each case, arising out of or relating to this Agreement, shall be determined and resolved in accordance with the following procedures:

(a) Covered Disputes. Any Claim among the Members or their respective Affiliates arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 11.2, which shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties will continue to participate in good faith in the procedures specified in this Section 11.2.

(b) Initial Mediation. In the event of a Dispute, and prior to proceeding to arbitration pursuant to Section 11.2(c), the Parties must submit the Dispute to any mutually agreed mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the Dispute and the relief requested. The Dispute shall be mediated in Oklahoma City, Oklahoma within 30 days from the date that a written request for mediation is made by any Party, and the mediation shall be conducted before a single mediator to be agreed upon by the Parties. If the Parties cannot agree on the mediator, each Party shall select a mediator and the mediators so selected shall together unanimously select a neutral mediator who will conduct the mediation. The Parties shall cooperate with the mediation service and with one another in scheduling the mediation proceedings. The Parties covenant that they will use commercially reasonable efforts in participating in the mediation. The Parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally by the Parties. The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The decision of the mediator shall be non-binding on the Parties.

(c) Arbitration as a Final Resort. Any Dispute that is not resolved by mediation pursuant to Section 11.2(b) must be resolved through the use of binding arbitration in accordance with the AAA Rules, as supplemented to the extent necessary to determine any procedural appeal question by the Federal Arbitration Act (Title IX of the United States Code). If there is any inconsistency between this Section 11.2(c) and the Commercial Arbitration Rules of the Federal Arbitration Act, the terms of this Section 11.2(c) shall control the rights and obligations of the Parties. Such arbitration shall be conducted as follows:

(i) If there is more than one Dispute that involves the same facts and parties as the facts and parties with respect to which arbitration has been initiated pursuant to this Agreement, such Disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement.

(ii) Arbitration may be initiated by a Party (“Claimant”) serving written notice on another Party (“Respondent”) that the Claimant has referred the Dispute to binding arbitration pursuant to this Section 11.2(c). Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. All arbitrators must be neutral parties who have never been officers, directors or employees of or performed material work for the Parties or any of their Affiliates within the preceding five-year period and must agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the arbitrators in the process of resolving such dispute. Arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven years of experience as a lawyer in the energy industry with experience in upstream or transactional issues. The two arbitrators so chosen by the parties to the Dispute shall select a third arbitrator within 30 days after the second arbitrator has been appointed. If either (A) the Respondent fails to name its party-appointed arbitrator within the time permitted, or (B) the two arbitrators are unable to agree on a third arbitrator within 30 days from the date the second arbitrator has been appointed, then, in either case, the missing arbitrator(s) shall be selected by the American Arbitration Association (the “AAA”) with due regard given to the selection criteria above and input from the parties to the Dispute and other arbitrators. The AAA shall select the missing arbitrator(s) not later than 90 days from initiation of arbitration. In the event the AAA should fail to select the third arbitrator within 90 days from initiation of arbitration, then either party to the Dispute may petition the Chief United States District Judge for the Southern District of Texas to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the parties to the arbitrable Dispute and other arbitrators.

(iii) Claimant and Respondent shall each pay one-half of the compensation and expenses of the AAA and the arbitrator(s).

(iv) The hearing shall be conducted in Oklahoma City, Oklahoma and commence within 60 days after the selection of the third arbitrator, unless delayed by order of the arbitrators. The hearing shall be based upon written position papers submitted by Claimant and Respondent within 30 days after the selection of the third arbitrator, stating such Person’s proposed resolution of the dispute. The parties to the Dispute and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Disputes and render a final award on or before 30 days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award. In rendering the award, the arbitrators shall abide by (A) the terms and conditions of this Agreement including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement and (B) the Law of the State of Delaware. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.

(v) Notwithstanding any other provision of this Agreement, any party to the Dispute may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten days after the appointment of the arbitrators and in no event for longer than 90 days. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be final, binding on and non-appealable by the parties to the Dispute. Each party to the Dispute agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that either party to the Dispute may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

(vi) In any Dispute under this Agreement, the prevailing party to the Dispute shall be entitled to recover arbitration and court costs and attorneys’ fees in addition to any other relief to which such Person is entitled.

(d) Tolling and Performance. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 11.2(c) are pending. The Parties shall take any action required to effectuate that tolling. Each party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 11.2(c), unless to do so would be impossible or impracticable under the circumstances.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

Section 12.2 Notices. All notices and communications required or permitted to be given hereunder (but excluding service of process) shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or (e) sent by electronic mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate Party at the address for such Party shown below:

If to the Company:
Linn Operating, LLC
600 Travis Street, Suite 1400
Houston, Texas 77002
Attention: David Rottino, Chief Financial Officer
Email: DRottino@linnenergy.com

Citizen Energy II, LLC
320 S. Boston Ave., Suite 1300
Tulsa, OK 74103
Attn: James Woods and Robbie Woodard
Email: james@ce2ok.com and Robbie@ce2ok.com

JVL Advisors, LLC SPQR Energy, LP Lobo Baya LLC 10000 Memorial Dr., Suite 550 Houston, TX 77024 Attn: John V. Lovoi and Paul Loyd Email: jlovoi@jvladvisors.com and pbl@loydhouse.com with a copy (which shall not constitute notice) to:
Linn Operating, LLC 600 Travis Street, Suite 1400 Houston, Texas 77002 Attention: Candice Wells, General Counsel Email: CWells@linnenergy.com

Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attention: Michael Dillard Email: michael.dillard@lw.com

and

Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 Attention: Timothy T. Samson and Hunter White Email: tim.samson@tklaw.com; hunter.white@tklaw.com

If to Linn:	Linn Energy Holdings, LLC c/o Linn Energy, Inc. 600 Travis St., Suite 1400 Houston, Texas 77002
Attention: Candice Wells, General Counsel
Facsimile: (832) 426-5956
Email: CWells@linnenergy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002
Attention: Michael E. Dillard John M. Greer
Facsimile: 713-546-5401
Email: Michael.Dillard@lw.com
John.Greer@lw.com

If to the Managers designated by the Linn Founding Group:

Linn Manager Group c/o Linn Energy, Inc. 600 Travis St., Suite 1400 Houston, Texas 77002
	Attention:	Candice Wells, General Counsel
	Facsimile:	(832) 426-5956
	Email:	CWells@linnenergy.com

If to Citizen:	Citizen Energy II, LLC 320 S Boston Ave #1300 Tulsa, Oklahoma 74103 Attn: James Woods and Robbie Woodard Email: james@ce2ok.com and Robbie@ce2ok.com

JVL Advisors, LLC

SPQR Energy, LP

Lobo Baya LLC

10000 Memorial Dr., Suite 550

Houston, TX 77024

Attn: John V. Lovoi; Paul Loyd

Facsimile: 713-579-2611

Email: jlovoi@jvladvisors.com and pbl@loydhouse.com

with a copy (which shall not constitute notice) to:

Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 Attention: Timothy T. Samson and Hunter White Facsimile: 832-397-8068 Email: timothy.samson@tklaw.com and hunter.white@tklaw.com

If to the Managers designated by the Citizen Founding Group:
Citizen Manager Group
c/o Citizen Energy II, LLC
320 S Boston Ave #1300 Tulsa, Oklahoma 74103
Attention: James Woods
Email: james@ce2ok.com

JVL Advisors, LLC

SPQR Energy, LP

Lobo Baya LLC

10000 Memorial Dr., Suite 550

Houston, TX 77024

Attn: John V. Lovoi; Paul Loyd

Facsimile: 713-579-2611

Email: jlovoi@jvladvisors.com and pbl@loydhouse.com

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via facsimile or electronic mail transmission during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The Parties may change the address, telephone number, facsimile number, electronic mail address and individuals to which such communications to any Member, the Company and/or any Manager are to be addressed by giving written notice to the Company, the Members, and the Managers in the manner provided in this Section 12.2. Notwithstanding anything in this Section 12.2 to the contrary, documents and other information to be delivered to the Members and/or the Managers hereunder (including any Required Information) may be transmitted to such Persons by electronic means other than electronic mail transmission; provided confirmation of the delivery of such documents and other information is confirmed orally or by written confirmation (including by automated electronic means).

Section 12.3 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 12.4 Entire Agreement. This Agreement and each other agreement executed by the Parties or their respective Affiliates in connection herewith (including the Contribution Agreement and the Master Services Agreement), and the exhibits and appendices hereto and thereto, collectively constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such Parties and their respective Affiliates pertaining to the subject matter of this Agreement.

Section 12.5 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification; provided, however, that the Officers may make any amendments to any of the Schedules to this Agreement from time to time to reflect Transfers of Member Interests and issuances of additional Member Interests and the associated Units. Copies of such amendments shall be delivered to the Members promptly following execution thereof.

Section 12.6 Parties in Interest. Except as provided in Section 5.6, nothing in this Agreement, express or implied, shall entitle any Person other than the Parties or their respective successors and permitted assigns to any Claim, remedy or right of any kind.

Section 12.7 Binding Effect. Subject to the restrictions on dispositions of Member Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 12.8 Confidentiality. Each Member agrees that all non-public and confidential information furnished to it pursuant to this Agreement (the “Confidential Information”) will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives or employees, in any manner whatsoever (other than to the Company, another Member or any Person designated by the Company), in whole or in part, except that (a) each Member shall be permitted to disclose such information to those of its agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company (collectively, “Representatives”), as well as to its direct or indirect sub-advisors and funding sources, investors and potential investors of such Member or its sub-advisors, and who in each case are apprised of the confidential nature of such information, (b) each Member shall be permitted to disclose information to the extent required by Law (including in accordance with the disclosure practices of publicly reporting peer companies of the Members and pursuant to the reporting obligations of the Exchange Act of 1934, as amended), (c) each Member shall be permitted to disclose such information to possible Transferees of all or a portion of the Member’s Member Interest, provided that such prospective Transferee shall execute a customary confidentiality agreement containing terms not less restrictive than the terms set forth herein, (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement and (e) each Member shall be permitted to report to its direct or indirect shareholders, limited partners, members or other owners, lenders or investors, as applicable, regarding the general status and financial performance of its investment in the Company; provided, however, that information shall not be deemed Confidential Information for purposes of this Section 12.8, where such information (i) was already known to such Member (or its Representatives) prior to the time of disclosure, (ii) later becomes known to such Member by having been disclosed to such Member (or its Representatives) by a Third Party without any obligation of confidentiality imposed on such Third Party to such Member’s knowledge, (iii) is or becomes publicly known through no wrongful act of such Member (or its Representatives), or (iv) is independently developed by such Member (or its Representatives) without reference to any Confidential Information disclosed to such Member under this Agreement. Each Member shall be responsible for any breach of this Section 12.8 by its Representatives.

Section 12.9 Publicity.

(a) No party hereto shall issue, or permit any agent or Affiliate of it to issue, any press releases with respect to this Agreement unless such releasing party provides a copy of the proposed press release to the other parties hereto reasonably in advance of the proposed release date as necessary to enable such other parties to provide comments on such release; provided such other party hereto must respond with any comments within one Business Day after its receipt of such proposed press release.

(b) Notwithstanding anything to the contrary in Section 12.8 or Section 12.9(a), in the event of any Emergency or in the event that the Company, through its Officers, deems to be customary with respect to the Business, the Company may issue such press releases as it deems reasonably necessary in light of the circumstances and shall promptly provide each Member with a copy of any such press release.

Section 12.10 Preparation of Agreement. Each of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 12.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.12 Non-Compensatory Damages. None of the Parties shall be entitled to recover from any other Party, or any other Party’s respective Affiliates, any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind, in each case, arising under or in connection with this Agreement or the transactions contemplated hereby or thereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates, waives any right to recover any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind, in each case, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Execution Date.

LINN ENERGY HOLDINGS, LLC

By:	/s/ Candice J. Wells
Name:	Candice J. Wells
Title:	Senior Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROAN RESOURCES LLC

CITIZEN ENERGY II, LLC

By:	/s/ James R. Woods
Name:	James R. Woods
Title:	Manager

SIGNATURE PAGE TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROAN RESOURCES LLC

APPENDIX I

DEFINITIONS

“2015 Budget Act Partnership Audit Rules” has the meaning set forth in Section 7.4(b).

“AAA” has the meaning set forth in Section 11.2(c)(ii).

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Addendum Agreement” has the meaning set forth in Section 8.7.

“Additional Member” means any Person that is not already a Member that acquires (a) any Member Interest and associated Units directly from the Company or (b) any Equity Interest in the Company (other than a Member Interest and associated Units), which Person is admitted to the Company as a Member pursuant to the provisions of Section 8.8.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Advance Amount” has the meaning set forth in Section 9.1(d)(iv).

“Advancing Member” has the meaning set forth in Section 3.4(c).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, no Company Entity shall be considered an “Affiliate” of any Member or such Member’s Affiliates, and the Citizen’s “Affiliates” shall not include (a) JVL Advisors, L.L.C. (“JVL”), (b) any investment vehicles or investment funds for which JVL serves as adviser or manager, or (c) the portfolio investments of any such investment vehicle or investment fund (other than Citizen and its Subsidiaries).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocation Period” means the period (a) commencing on the date hereof or, for any Allocation Period other than the first Allocation Period, the day following the end of a prior Allocation Period and (b) ending (i) on the last day of each Fiscal Year, (ii) the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to clauses (b)(i), (b)(ii), (b)(iii) or (b)(v) of the definition of Book Value occurs, (iii) immediately after any day in which an adjustment to the Book Value of the Company’s properties pursuant to clause (b)(iv) of the definition of Book Value occurs or (iv) on any other date determined by the Board.

“AMI” has the meaning set forth in Section 2.9(b).

Appendix I - 1

“Annual Financial Statements” has the meaning set forth in Section 6.3(a).

“Annual Plan” has the meaning set forth in Section 4.7(b).

“Assets” means the Company Entities’ right, title and interest from time to time in all items owned or leased by the Company Entities, including real property, equipment and other tangible personal property, and Contracts, data and records, and other intangible personal property.

“Authorized Units” has the meaning set forth in Section 3.2.

“Available Cash” means, as of any date of determination, the following, without duplication: (a) the sum of all cash and cash equivalents of the Company on hand, less (b) the amount of any cash reserves established by the Board to provide for the proper conduct of the business of the Company (including reserves for future capital expenditures, working capital, anticipated future credit needs of the Company Entities, reserves for the repayment of any Company debt) subsequent to such date in accordance with the Initial Strategic Plan or the most recent Annual Plan approved by the Board; provided, however, that, notwithstanding Section 4.8, in the event that the Board has not established or cannot agree on the amount of such cash reserves, then the cash reserves for such quarter shall equal the reserves established in the immediately preceding quarter.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 90 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 90 day period.

“Big 4 Accounting Firm” means any of Ernst & Young LLP, Deloitte LLP, KPMG LLP, and PricewaterhouseCoopers LLP.

“Board” has the meaning set forth in Section 4.1(a).

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as of the date of such contribution.

(b) The Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company or in exchange for the performance of more than a de minimis

Appendix I - 2

amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), or (v) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in clauses (b)(i) through (b)(v) above, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) The Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution.

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits or Losses; provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits, Losses, Simulated Depletion and other items allocated pursuant to Section 9.2.

“Breakup” has the meaning set forth in Section 4.8(b).

“Breakup Notice” has the meaning set forth in Section 4.8(b).

“Business” means activities conducted by any Company Entity with respect to the Assets.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Oklahoma, Texas and New York are generally open for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

Appendix I - 3

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Capital Account” has the meaning set forth in Section 3.6(a).

“Capital Contribution” means any cash or contributed property that a Member contributes to the Company pursuant to Article III.

“Capital Interest Percentage” means, at any time of determination and as to any Member, the percentage of the total distributions that would be made to such Member if the assets of the Company were sold for their respective Book Values, all liabilities of the Company were paid in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), all items of Company Profit, Loss, income, gain, loss and deduction were allocated to the Members in accordance with Section 9.2, and the resulting net proceeds were distributed to the Members in accordance with Article 10; provided, however, that the Board may determine that the Members’ Capital Interest Percentages should be determined based upon a hypothetical sale of the assets of the Company for their respective Fair Market Values (instead of Book Values) in order to ensure that such percentages correspond to the Members’ “proportionate interests in partnership capital” as defined in Treasury Regulation Section 1.613A-3(e)(2)(ii). The foregoing definition of Capital Interest Percentage is intended to result in a percentage for each Member that corresponds with the Member’s “proportionate interest in partnership capital” as defined in Treasury Regulation Section 1.613A-3(e)(2)(ii), and Capital Interest Percentage shall be interpreted consistently therewith.

“Chairman” has the meaning set forth in Section 4.1(b).

“Change of Control” means, with respect to a Person, a Transfer resulting in no less than a majority of the voting power of such Person, or the right to appoint a majority of the board of directors, board of managers or other governing body of such Person, being held by a third party who, immediately prior to the contemplated Transfer, (a) is not an equity owner of the subject Person or (b) a Permitted Transferee of the transferor making the contemplated Transfer.

“Citizen” has the meaning set forth in the recitals to this Agreement.

“Citizen Assets” has the meaning set forth in the Contribution Agreement.

“Citizen Founding Member Group” means Citizen and its permitted successors and assigns.

“Citizen Manager Group” has the meaning set forth in Section 4.1(b).

“Citizen MSA” has the meaning set forth in Section 4.2(e)(ii).

“Claim” means any claim, dispute, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products

Appendix I - 4

liability, liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Claimant” has the meaning set forth in Section 11.2(c)(ii).

“Closing” has the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Entity” means the Company and its Subsidiaries.

“Competing Opportunity Notice” has the meaning set forth in Section 2.9(b).

“Competing Person” has the meaning set forth in Section 2.9(a).

“Competitor” means any Person that is primarily engaged in exploration or production activities for oil or gas in the AMI; provided that a “Competitor” shall not include a Person primarily engaged in investing in or financing exploration and production activities for oil or gas.

“Confidential Information” has the meaning set forth in Section 12.8.

“Contract” means any written contract or agreement, including an agreement regarding indebtedness, lease, mortgage, deed, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member; any Affiliate of a Member; a Manager; each Member’s representatives serving on any committee of the Board; any Officer or any officer of any Subsidiary of the Company; any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member or of any of its respective Affiliates; any Tax Matters Member; and any Tax Preparation Member.

“Current Partnership Audit Rules” has the meaning set forth in Section 7.4(a).

“Deadlock” has the meaning set forth in Section 4.8(a).

“Default” has the meaning set forth in Section 3.4(a).

Appendix I - 5

“Default Loan” has the meaning set forth in Section 3.4(c).

“Defaulted Commitment” has the meaning set forth in Section 3.4(a).

“Defaulting Member” has the meaning set forth in Section 3.4(a).

“Default Rate” means the rate of interest per annum equal to the lesser of (i) 15% and (ii) the highest rate permitted by applicable Law.

“Delaware Act” has the meaning set forth in the recitals.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Allocation Period an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

“Designating Member” has the meaning set forth in Section 4.1(g).

“Dispute” has the meaning set forth in Section 11.2(a).

“Disputed Matter” has the meaning set forth in Section 4.8(a).

“dollar” or “$” has the meaning set forth in Section 1.2.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Emergency” means any sudden or unexpected event that causes, or risks causing, (a) substantial damage to any of the Assets of the Company Entities or the property of a Third Party, (b) death of or injury to any Person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (d) non-compliance with any applicable Law.

“Emergency Costs” means any costs and expenses that the Chief Executive Officer or Chief Operating Officer (or, in the absence of a Chief Executive Officer and Chief Operating Officer, the Board) believes are reasonably necessary to be expended by any Company Entity in order to mitigate or remedy any Emergency, including any Liabilities resulting from such Emergency.

Appendix I - 6

“Encumber” or “Encumbrance” means a mortgage, lien, pledge, charge, claim, security interest or other legal or equitable encumbrance or restrictions of any nature whatsoever.

“Equity Interests” means, with respect to any Person, (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Fair Market Value” means, with respect to any asset, the price at which a willing seller would sell, and a willing buyer would buy, the asset, free and clear of all Encumbrances, in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell.

“Federal” has the meaning set forth in Section 1.2.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each Calendar Year unless, for U.S. federal income tax purposes, another fiscal year is required or the Board designates another fiscal year. Unless otherwise determined by the Board, the Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“Formation Certificate” has the meaning set forth in the recitals to this Agreement.

“Formation Date” has the meaning set forth in the recitals to this Agreement.

“Founding Member Group” means each of the Linn Founding Member Group and the Citizen Founding Member Group.

“GAAP” means those United States generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of the Company and its consolidated Subsidiaries, are applied for all periods in a consistent manner. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Company or with respect to the Company and its consolidated Subsidiaries may be prepared in accordance with such change.

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“including” has the meaning set forth in Section 1.2.

Appendix I - 7

“Initial Strategic Plan” has the meaning set forth in Section 4.7(a).

“Initiating Member” has the meaning set forth in Section 4.8(b).

“IPO” has the meaning set forth in Section 8.11(a).

“IPO Entity” has the meaning set forth in Section 8.11(a).

“IPO Exchange” has the meaning set forth in Section 8.11(c).

“IPO Execution Date” has the meaning set forth in Section 8.11(a).

“IPO Securities” has the meaning set forth in Section 8.11(c).

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all Claims, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.

“Linn” has the meaning set forth in the recitals to this Agreement.

“Linn Assets” has the meaning set forth in the Contribution Agreement.

“Linn Founding Member Group” means LEH and its permitted successors and assigns.

“Linn Manager Group” has the meaning set forth in Section 4.1(b).

“Linn MSA” has the meaning set forth in Section 4.2(e)(ii).

“Managers” has the meaning set forth in Section 4.1(b).

“Master Services Agreement” has the meaning set forth in the Contribution Agreement.

“Member” means any Person executing this Agreement as of the date of this Agreement or any Person hereafter admitted to the Company as provided in this Agreement, in each case, as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company.

“Member Indemnitors” has the meaning set forth in Section 5.6.

“Member Interest” means a limited liability company interest (as defined in the Delaware Act) in the Company; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Member. A Member’s Member Interest in the Company is evidenced by Units.

Appendix I - 8

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Member Schedule” means the Member Schedule attached as Appendix II.

“Midstream Assets” means (a) assets generally considered “midstream” in nature in accordance with generally accepted U.S. oil and gas industry practices and customs, including facilities and other assets relating to (i) natural gas gathering, storage, treating, compression, processing, and fractionation, (ii) oil and natural gas liquids gathering, storage and transmission, (iii) water handling and disposal, and (iv) CO2 gathering, transportation and sequestration; (b) contracts and other agreements related to or in respect of the assets described in clause (a) above, including transportation, gathering, processing and treating contracts, saltwater disposal agreements, water injection agreements, produced water gathering and treating agreements, surface use agreements, right of way agreements, easements, joint use surface agreements, operating agreements, licenses and permits; and (c) all real property interests used or held for use in connection with the assets described in clause (a) above or granted pursuant to a contract or other agreement described in clause (b) above.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Monthly Financial Reports” has the meaning set forth in Section 6.3(c).

“New Interests” means any Member Interest and associated Units or other securities (other than debt securities not convertible into equity securities) of the Company, whether authorized now or in the future, and any rights, options or warrants to purchase any securities of the Company of any type whatsoever, including any such rights that may become convertible into or exchangeable or exercisable for any equity securities, other securities or rights, options or warrants; provided, however, that the definition of New Interests excludes (a) any compensation to employees, Officers, Managers or consultants of any Company Entity, and (b) any consideration paid to the selling Persons in connection with the acquisition by the Company of a Person (including issuances to management of such Person in connection with such acquisition).

“New Interests Notice” has the meaning set forth in Section 8.5(b).

“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).

Appendix I - 9

“Non-Related Member” means in the context of a Related Party Activity, any Member that is not a Related Member with respect to such Related Party Activity.

“Non-Subscribing Member” has the meaning set forth in Section 8.5(d).

“Non-Transferring Members” has the meaning set forth in Section 8.2(a).

“Non-Transferring Member Offer” has the meaning set forth in Section 8.2(b).

“Offered Member Interest” has the meaning set forth in Section 8.2(a).

“Officer” has the meaning set forth in Section 2.7.

“Operating Committee” has the meaning set forth in Section 4.2(e)(i).

“Operating Committee Member” has the meaning set forth in Section 4.2(e)(i).

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the recitals to this Agreement.

“Percentage Interest” means, at any time of determination, with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the number of Units held by such Member as of such time, and (b) the denominator of which is the aggregate number of Units held by all Members as of such time, as such Percentage Interest may be adjusted from time to time in accordance with Section 3.3(b).

“Permitted Transfer” has the meaning set forth in Section 8.3.

“Permitted Transferee” has the meaning set forth in Section 8.3.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Planned Capital Contribution” has the meaning set forth in Section 3.4(a).

“Preemptive Rights” has the meaning set forth in Section 8.5(a).

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

Appendix I - 10

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clauses (b) or (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 9.2(b), be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property (other than Depletable Property) with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(f) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h) any items that are allocated pursuant to Section 9.2(b) shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss, or deduction available to be specially allocated pursuant to Section 9.2(b) will be determined by applying rules analogous to those set forth in clauses (a) through (g) above.

“PV 10 Value” means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, excluding escalations of prices and costs based upon future conditions, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10%.

“Quarterly Financial Statements” has the meaning set forth in Section 6.3(b).

“Quarterly Forecasts” has the meaning set forth in Section 6.3(d).

Appendix I - 11

“Related Member” means the Member that is (or has an Affiliate that is) the counterparty to the applicable Company Entity under a Related Party Agreement.

“Related Party Activity” means (a) the enforcement of (or causing the enforcement of) the following rights of any Company Entity under any Related Party Agreement: (i) enforcing (or causing to be enforced) any rights of any Company Entity under any Related Party Agreement in connection with any breach or default (or alleged breach or default) thereunder by the applicable related party counterparty, (ii) making or enforcing (or causing to be made or enforced) any claims by any Company Entity for indemnification under any Related Party Agreement or (iii) enforcing (or causing to be enforced) any rights of any Company Entity in connection with any dispute with the applicable related party counterparty under any Related Party Agreement, and (b) the waiver of (or causing the waiver of) any material rights of any Company Entity under any Related Party Agreement.

“Related Party Agreement” means any Contract between a Company Entity, on one hand, and any Member or any Affiliate of any Member (other than the Company Entities), on the other hand, whether directly or indirectly.

“Remaining Assets” has the meaning set forth in Section 4.8(b).

“Remaining New Interests” has the meaning set forth in Section 8.5(d).

“Required Notice” has the meaning set forth in Section 4.2(c)(i).

“Representatives” has the meaning set forth in Section 12.8.

“Required Notice Information” has the meaning set forth in Section 4.2(c)(ii).

“Respondent” has the meaning set forth in Section 11.2(c)(ii).

“Right to Compete” has the meaning set forth in Section 2.9(a).

“Sale Notice” has the meaning set forth in Section 8.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Simulated Basis” means the Book Value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Capital Interest Percentage as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their Capital Interest Percentages as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Book Value.

Appendix I - 12

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“State” has the meaning set forth in Section 1.2.

“Subscribing Member” has the meaning set forth in Section 8.5(d).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares or member interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the limited or general partnership interests or of the member interests of such partnership or limited liability company (considering all of the partnership or member interests of the partnership or limited liability company as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Organizational Document” means the governing or organizational or similar documents of any Subsidiary of the Company, in each case, as the foregoing may be amended, supplemented or restated from time to time.

“Substitute Member” means any Person who acquires from a Member any or all of the Member Interests and associated Units held by such Member and is admitted to the Company as a Member pursuant to the provisions of Section 8.7.

“Supplemental Capital Contribution” has the meaning set forth in Section 3.4(a).

Appendix I - 13

“Tag-Along Exercise Notice” has the meaning set forth in Section 8.4(b).

“Tag-Along Exercise Period” has the meaning set forth in Section 8.4(b).

“Tag-Along Exercising Member” has the meaning set forth in Section 8.4(c).

“Tag-Along Member” has the meaning set forth in Section 8.4(a).

“Tag-Along Rights” has the meaning set forth in Section 8.4(b).

“Tag-Along Share” means, with respect to the number of Units to be sold by each Tag-Along Exercising Member pursuant to Section 8.4, the number of Units equal to the product obtained by multiplying (x) the number of Units the proposed transferee proposes to purchase by (y) a fraction (A) the numerator of which is equal to the number of Units the Tag-Along Exercising Member proposes to sell or transfer to the proposed transferee and (B) the denominator of which is equal to the total number of Units proposed to be Transferred by all of the Tag-Along Exercising Members and the Tag-Along Member.

“Tag Sale” has the meaning set forth in Section 8.4(a).

“Tag Sale Notice” has the meaning set forth in Section 8.4(a).

“Tax Matters Member” has the meaning set forth in Section 7.4(a).

“Tax Matters Member Indemnified Party” or “Tax Matters Member Indemnified Parties” has the meaning set forth in Section 7.4(a).

“Tax Preparation Member” has the meaning set forth in Section 7.1(a).

“Tax True Up Distribution” has the meaning set forth in Section 9.1(d)(iii).

“Third Party” means any Person (other than any Company Entity) that is not a Member or an Affiliate of a Member or any of its Subsidiaries.

“Transfer” means any sale, assignment, or other disposition (whether directly or indirectly) by a Member of all or any portion of its Member Interest and associated Units; provided that sales, assignments or other dispositions of the equity interests of a Member or the equity interests of an equity holder of a Member shall not be deemed a “Transfer” for purposes of this Agreement.

“Transferee” means a Person that acquires all or any portion of a Member Interest as a result of a Transfer.

“Transferor” means a Person that Transfers all or any portion of a Member Interest as a result of a Transfer.

“Transferring Member” has the meaning set forth in Section 8.2(a).

Appendix I - 14

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” has the meaning set forth in Section 3.2.

“U.S.” has the meaning set forth in Section 1.2.

Appendix I - 15

APPENDIX II

MEMBER SCHEDULE

(as of the Execution Date)

Member Name	Units	Percentage Interest	Address
Linn Energy Holdings, LLC	1,500,000,000	50.0%	Linn Energy Holdings, LLC c/o Linn Energy, Inc. 600 Travis St., Suite 1400 Houston, Texas 77002

Citizen Energy II, LLC	1,500,000,000	50.0%	Citizen Energy II, LLC 320 S Boston Ave #1300 Tulsa, Oklahoma 74103
TOTAL:	3,000,000,000	100%

Appendix II

APPENDIX III

INITIAL MANAGERS

Linn Manager Group:	Mark Ellis
Evan Lederman
Andrew Taylor
Matthew Bonnano

Citizen Manager Group:	Paul Loyd
Robbie Woodard
James Woods
James Bush

Appendix III

APPENDIX IV

INITIAL OPERATING COMMITTEE MEMBERS

Linn Operating Committee Members:	David Rottino

Arden Walker

Donald Davis

Citizen Operating Committee Members:	Greg Augsburger

Robbie Woodard

James Woods

Appendix IV

APPENDIX V

INITIAL POWERS OF OFFICERS

Powers of Chairman and Officers. The Chairman and any Officers shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Appendix V and Article 4. The Board may from time to time elect such other Officers as may be necessary or desirable for the conduct of the Business as set forth in the Agreement. Such other Officers shall have such authority and responsibilities and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board. As of the Execution Date, the Chairman and the Officers have been delegated the following powers and duties by the Board:

(a) Chairman. The Chairman shall preside, if present, at all meetings of the Board and shall perform such additional functions and duties as the Board may prescribe from time to time.

(b) Chief Executive Officer. The Chief Executive Officer, who may also be the Chairman, shall have general supervision and control of the affairs, business, operations and Assets of the Company and, subject to the control of the Board, shall see that all orders and resolutions of the Board are carried into effect and shall have the power to appoint and remove all subordinate Officers to the extent such subordinate Officers have not previously been appointed by the Board. The Chief Executive Officer may sign any Contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer, or shall be required by applicable Law to be otherwise signed and executed. The Chief Executive Officer may declare any Emergency and may call for the expenditure of any Emergency Cost. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

(c) Chief Operating Officer. The Chief Operating Officer shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The Chief Operating Officer may sign any Contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer, or shall be required by applicable Law to be otherwise signed and executed. The Chief Operating Officer may declare any Emergency and may call for the expenditure of any Emergency Cost. The Chief Operating Officer shall also perform all duties and have all powers incident to the office of Chief Operating Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

(d) Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the Chief Operating Officer, perform the duties and exercise the powers of the Chief Operating Officer. Such Vice Presidents shall, subject to the control of the Board and the authority of the Chief Executive Officer and/or the Chief Operating Officer, also perform the usual and customary duties and have the powers that pertain to such office and generally assist the Chief Executive Officer by executing Contracts and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

Appendix V - 1

(e) Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board and the authority of the Chief Executive Officer, in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall receive and deposit all monies and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer, as applicable, may from time to time determine. The Chief Financial Officer shall render to the Board, the Members (for any purpose reasonably related to their interests as Members), the Chief Executive Officer and the Chief Operating Officer, whenever any of them so request, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

(f) General Counsel. The General Counsel shall be the principal legal Officer of the Company. The General Counsel shall, subject to the control of the Board, have general direction of and supervision over the legal affairs of the Company and shall advise the Board or the Members, as applicable, and the Officers on all legal matters. The General Counsel shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

(g) Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board and the committees of the Board (including with respect to any matters determined by the Board via written consent). The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement or any Subsidiary Organizational Document, as applicable, and as required by applicable Law, shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal, shall see that the books, reports, statements, certificates and other documents and records required by applicable Law to be kept and filed are properly kept and filed and in general shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the Chief Operating Officer, as may be assigned by this Agreement or as may be prescribed by this Agreement or the Board from time to time.

Appendix V - 2

EXHIBIT A

FORMATION CERTIFICATE

See attached.

Exhibit A

EXHIBIT B

AREA OF MUTUAL INTEREST

See attached.

Exhibit B

EXHIBIT C

INITIAL STRATEGIC PLAN

See attached.

Exhibit C

EXHIBIT D

FORM OF ADDENDUM AGREEMENT

See attached.

Exhibit D